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Exhibit 99.1

Voyager Oil & Gas, Inc.
(formerly known as ante4, Inc.)
2812 1st Avenue North, Suite 506
P.O. Box 1500
Billings, Montana 59103-1500

[                    ], 2010

Dear Stockholder of Voyager Oil & Gas, Inc. ("Voyager"):

        We are pleased to send you the enclosed information statement, which describes the intended spin-off of our subsidiary, ante5, Inc. ("ante5"), that holds certain assets related to our prior entertainment and consumer products business. After the spin-off, ante5 will be a separately traded publicly reporting company.

        We formerly operated as ante4, Inc., and prior to that, as WPT Enterprises, Inc., when we created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the "WPT Business"). On November 2, 2009, we closed a transaction with Peerless Media Ltd., a subsidiary of PartyGaming, PLC ("Party") pursuant to which we agreed to sell substantially all of our operating assets other than cash, investments and certain excluded assets to Party (the "Party Transaction"). As a result of closing the Party Transaction, we ceased the WPT Business (other than operation of certain retained assets related to the WPT Business), and planned to use the proceeds of the Party Transaction to develop or acquire a new business. In addition, our name was changed from WPT Enterprises, Inc. to ante4, Inc.

        On April 16, 2010, we closed a transaction pursuant to which Plains Energy Investments, Inc. ("Plains Energy"), a privately held oil and gas exploration company, was merged with and into a wholly-owned subsidiary of ours (the "Merger"). In connection with the Merger, we changed our name from ante4, Inc. to Voyager Oil & Gas, Inc. As a result of the Merger, the stockholders of Plains Energy were issued shares of our common stock equal to approximately 51% of our total outstanding common stock after the Merger. In connection with the Merger, we agreed that prior to the Merger we would transfer substantially all of our non-cash assets and some cash for working capital (the "ante5 Assets") into ante5, Inc., a wholly owned subsidiary of Voyager, and subsequently spin off the shares of ante5 to the Voyager shareholders of record immediately prior to the consummation of the Merger, and ante5 would become a separate publicly reporting U.S. company. Voyager will focus on operating its business as an oil and gas exploration company (the "Oil and Gas Business").

        We expect to complete this spin-off on [                    ], 2010. We will accomplish the spin-off through a pro rata dividend of the common stock of ante5 to Voyager's stockholders of record as of April 15, 2010. At the time of the spin-off, you will receive one share of ante5 common stock for every share of Voyager common stock that you held at 5:00 p.m., Eastern Time, on April 15, 2010, the record date for this dividend. If you held shares of Voyager common stock on the record date, you will have the right to receive shares of ante5 common stock based on the number of shares of Voyager common stock you held on that date, even if you sold your shares of Voyager common stock prior to the ex-dividend date. We plan to have the common stock of ante5 eligible to trade on the "Pink Sheets" under the symbol "                 ". Shares of Voyager will continue to be listed on the Over the Counter Bulletin Board under the symbol "VYOG.OB".

        If you receive ante5 common stock in connection with the spin-off, it may be a taxable dividend or capital gain to you for U.S. income tax purposes. The tax consequences to you depend on your individual facts and circumstances, and you should consult with your own tax advisor to determine your particular tax consequences as a result of the spin-off. The U.S. federal income tax consequences of the spin-off are described in more detail in the Information Statement under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

        Our Board of Directors has determined that a strategic separation of the WPT Business from the Oil and Gas Business is in the best interests of each of those businesses and our shareholders. Furthermore, our agreement to spin off the WPT Business was an important factor in the decision of

Plains Energy to consummate the Merger. We believe that the separation will enhance value for our pre-Merger shareholders by allowing them to realize the full potential of each company independently. Plains Energy did not ascribe any value to the assets related to the WPT Business, and our financial advisors advised us (and our Board of Directors agreed) that that any potential merger or business partner would have given little, if any, value to the ante5 Assets. The spin-off will ensure that the value of the ante5 Assets will be preserved for the pre-Merger Voyager stockholders. In addition, since the WPT Business and the Oil and Gas Business are totally unrelated, we believe that the separation of the two businesses will simplify the profile of each company and allow investors to more easily evaluate each company.

        Enclosed please find an Information Statement that describes the spin-off and the business of ante5, which Statement is being provided to all pre-Merger Voyager stockholders in accordance with U.S. securities laws. The Information Statement describes in detail the distribution of ante5 common stock to those holders of Voyager common stock and contains important business and financial information about ante5. We encourage you to read this information carefully. Please note that shareholder approval is not required for this spin-off, so we are not asking you for a proxy. You will not need to take any action to receive ante5 shares and you will not be required to pay anything for the ante5 shares or surrender any of your Voyager (formerly ante4) shares.

        If you have any questions regarding the spin-off, please contact the Chief Executive Officer of ante5, Steve Lipscomb, by calling (323) 330-9881 or sending a letter to: ante5, Inc., One Hughes Center Drive, Suite 606, Las Vegas, Nevada 89169.

Sincerely,
James Russell Reger Chief Executive Officer

This Information Statement is first being mailed to shareholders on or about [                    ], 2010. This Information Statement is furnished for informational purposes only.

 ante5, Inc.
One Hughes Center Drive, Suite 606
Las Vegas, Nevada 89169

                 , 2010

Dear ante5 Stockholder:

        It is my great pleasure to welcome you as a shareholder of ante5, Inc. ("ante5") and introduce you to our company. Our company will engage in the monetization and administration of assets related to the former operations of our parent company, Voyager Oil & Gas, Inc. ("Voyager").

        Voyager formerly operated as ante4, Inc. ("ante4"), and prior to that, operated as WPT Enterprises, Inc., when it created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the "WPT Business"). On November 2, 2009, ante4 closed a transaction with Peerless Media Ltd., a subsidiary of PartyGaming, PLC ("Party") pursuant to which ante4 agreed to sell substantially all of its operating assets other than cash, investments and certain excluded assets to Party (the "Party Transaction"). As a result of closing the Party Transaction, ante4 ceased the WPT Business (other than operation of certain excluded assets retained by ante4), and planned to use the proceeds of the Party Transaction to develop or acquire a new business. In addition, ante4's name was changed from WPT Enterprises, Inc. to ante4, Inc.

        On April 16, 2010, ante4 closed a transaction pursuant to which Plains Energy Investments, Inc. ("Plains Energy"), a privately held oil and gas exploration company, was merged with and into a wholly-owned subsidiary of ante4 (the "Merger"). In connection with the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. As a result of the Merger, the stockholders of Plains Energy were issued shares of ante4's common stock equal to approximately 51% of ante4's total outstanding common stock after the Merger.

        Before the Merger with Plains Energy became effective, ante4 transferred substantially all of its non-cash assets and some cash for working capital (together, the "ante5 Assets") to our company, a wholly-owned subsidiary of ante4. The transfer of the ante5 Assets was made with the intent of consummating the spin-off of our shares to the ante4 shareholders of record on April 15, 2010, prior to the consummation of the Merger. After the spin-off, we will become a separate publicly reporting U.S. company. The ante5 Assets that have been transferred to ante5 and that we intend to monetize and manage include:

  •
  5% of gross gaming revenue and 5% of other revenue of Party generated by the WPT Business and other assets ante4 sold to Party in the Party Transaction (the "Royalty Stream"). Party has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. However, the Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElektraWorks Ltd., and does not represent a financial obligation of PartyGaming, PLC. Furthermore, you will not have access to information about Peerless Media Ltd. or its immediate parent company, or access to their financial records and prospects. Therefore, there can be no assurances that we will be paid all of the $3 million payment owed to ante4 pursuant to the Party Transaction. Through November 2, 2011, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure ante4's indemnification obligations under the purchase agreement for the Party Transaction.

  •
  Cash and cash equivalents of approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, we must repay $500,000 borrowed from ante4 pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum.

  •
  The right to receive any and all of the proceeds received by ante4 with respect to auction rate securities in the amount of approximately $3,700,000 now held by ante4 in its account with UBS Financial Services. ante4 expects to receive those proceeds in full, net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,435,999, in June 2011, which would result in net cash proceeds to us of approximately $1.3 million.

  •
  Contingent claims and interests relating to (a) to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series; (b) WPT China, a business segment of ante4 for which most activities were shut down in March 2009; (c) Cecure Gaming, for which ante4 was entitled to 50% of the net revenues and an 8% ownership interest, but whose business is currently in receivership in the British equivalent of a bankruptcy proceeding; and (d) a lawsuit currently pending against ante4's former auditors, Deloitte & Touche, LLP, described elsewhere in this Information Statement.

  •
  ante4's 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

        Taking into account our accounts payable and our obligation to repay the $500,000 we borrowed from ante4 pursuant to the promissory note described above, we currently have a negative working capital balance. Furthermore, ante4 had operating losses of approximately $13.0 million in fiscal 2008, $1.5 million in fiscal 2009 and $0.9 million in the first quarter of fiscal 2010. Although we anticipate that we will receive enough cash from operations and from payments made to us in connection with ante4's sale of auction rate securities (as further described above) to sustain our business operations for at least the next 12 months, there can be no assurances that we will have enough cash to sustain our operations.

        In connection with the transfer of the ante5 Assets to us, we assumed certain liabilities of ante4 relating to the previous WPT business. We also agreed to indemnify ante4 and related individuals from (a) liabilities and expenses relating to operations of ante4 prior to the effective date of the Merger, (b) operation or ownership of ante5's assets after the Merger effective date, and (c) certain tax liabilities of ante4. ante5's obligation to indemnify ante4 with respect to its former operations and certain tax liabilities is limited to $2.5 million in the aggregate.

        By separating ante5's business from ante4, ante4 was able to consummate the Merger. This separation will allow the stockholders who held ante4 stock on the day before the Merger a better chance to realize the greatest possible return from the ante5 Assets. We expect to complete the spin-off of ante5 on [                    ], 2010. The spin-off should enable us to monetize the ante5 Assets without having to mix our operations with those of ante4, which is in a completely different business.

        I encourage you to learn more about ante5 and our opportunity as a soon-to-be independent publicly reporting company by reading the attached Information Statement.

Sincerely,
Steven Lipscomb Chief Executive Officer

The information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated June 1, 2010

INFORMATION STATEMENT

ante5, Inc.

Common Stock
(par value $0.001 per share)

        This information statement is being furnished in connection with the distribution by Voyager Oil & Gas, Inc. (formerly ante4, Inc., or ante4), of all the outstanding shares of common stock of ante5, Inc., or ante5, to the shareholders of ante4 as of the record date, April 15, 2010. Although ante4 has since changed its name to Voyager Oil & Gas, Inc., we refer to the company as ante4 throughout. As of the date of this information statement, ante4 owns all of ante5's outstanding common stock.

        ante4's board of directors has approved the distribution of 100% of ante4's interest in ante5. You, as a holder of ante4 common stock, will be entitled to receive one share of ante5 common stock for every share of ante4 common stock you held as of 5:00 p.m., Eastern time, on the record date, April 15, 2010. The distribution date for the spin-off will be [                                    ], 2010. After the spin-off is completed, ante5 will be a separate publicly reporting company.

        No approval by ante4 stockholders of the spin-off is required or being sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to pay any cash or other consideration, exchange or surrender your existing shares of ante4 common stock or take any other action in order to receive shares of our common stock in the spin-off. The distribution will not affect the number of shares of ante4 common stock that you hold.

        As discussed under "The Spin-Off—Trading of ante4 Common Stock After the Record Date and Prior to the Distribution," if you sell your shares of ante4 common stock after the record date and on or prior to the distribution date, you will still retain your right to receive shares of ante5 common stock in connection with the spin-off. You are encouraged to consult with your financial advisor regarding the specific implications of selling your shares of ante4 common stock on or prior to the spin-off date.

        Currently, there is no public trading market for the common stock of ante5. However, we expect that trading of our common stock will begin the first trading day after the spin-off. Subject to consummation of the spin-off, ante5 plans to have its common stock trading on the "Pink Sheets" under the symbol "            ".

        In reviewing this information statement, you should carefully consider the matters described under "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by recipients of ante5 common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        If you have inquiries related to the distribution, you should contact ante4's transfer agent, Wells Fargo Shareowner Services, at 161 North Concord Exchange, St. Paul, Minnesota 55164-0874 or (800) 401-1957.

The date of this information statement is                                    , 2010.

 TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF	1
SUMMARY	6
BUSINESS	8
RISK FACTORS	14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	20
THE SPIN-OFF	21
UNAUDITED PRO FORMA FINANCIAL DATA	30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32
MANAGEMENT	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
EXECUTIVE COMPENSATION	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
DESCRIPTION OF CAPITAL STOCK	48
INDEMNIFICATION OF DIRECTORS AND OFFICERS	51
WHERE YOU CAN FIND MORE INFORMATION	51
INDEX TO FINANCIAL STATEMENTS

        This information statement is being furnished solely to provide information to ante4 stockholders who will receive shares of our common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or any securities of ante4. This information statement describes our business, the relationship between ante4 and us, and how the spin-off affects ante4 and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading "Risk Factors."

        You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

        Unless the context indicates otherwise, all references in this information statement:

  •
  to "ante5," "us," "we," or "our" include ante5, Inc.; and

  •
  to "ante4" or "Voyager" are to ante4, Inc. and its subsidiaries, which has since changed its name to Voyager Oil & Gas, Inc., and, with respect to periods following the spin-off, ante4, Inc. and its subsidiaries (now Voyager Oil & Gas, Inc.) other than ante5.

        The transaction in which we will be separated from ante4 and become a separately-traded public company is referred to in this information statement as the "separation," the "distribution" or the "spin-off."

 QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF:

Q:    What is the spin-off?

A:
The spin-off involves ante4's pro rata distribution to its stockholders of all the shares of our common stock. Following the spin-off, we will be a separate, publicly reporting company, and ante4 will not retain any ownership interest in our company. You do not have to pay any consideration or give up any of your shares of ante4 common stock to receive shares of our common stock in the spin-off.

Q:    Why is ante4 separating ante5 from ante4's business?

A:
ante4 recently entered into a merger transaction with Plains Energy Investments, Inc. ("Plains Energy"), the result of which ante4 issued to the shareholders of Plains Energy enough common stock of ante4 so that the Plains Energy shareholders held approximately 51% of ante4's outstanding common stock. In connection with that merger transaction, Plains Energy ascribed no value to certain assets we retained from our former business operating the World Poker Tour television series. We believe the spin-off will preserve the value of those assets for the shareholders of ante4 prior to the merger with Plains Energy, in addition to the other benefits set forth below under the caption "The Spin-Off—Reasons for the Spin-Off."

Q:    What is being distributed in the spin-off?

A:
ante4 will distribute one share of ante5 common stock for each share of ante4 common stock outstanding as of the record date for the spin-off. Approximately 21,292,333 shares of our common stock will be distributed in the spin-off, based upon the number of shares of ante4 common stock outstanding on April 15, 2010. The shares of our common stock to be distributed by ante4 will constitute all of the issued and outstanding shares of our common stock. For more information on the shares being distributed in the spin-off, see "Description of Capital Stock."

Q:    What is the record date for the spin-off, and when will the spin-off occur?

A:
The record date is April 15, 2010, and ownership is determined as of 5:00 p.m. Eastern time on that date. Shares of ante5 common stock will be distributed on [                                    ], 2010, which we refer to as the distribution date.

Q:    As a holder of shares of ante4 common stock as of the record date, what do I have to do to participate in the spin-off?

A:
Nothing. You will receive one share of ante5 common stock for each share of ante4 common stock you held as of the record date. See "The Spin-Off—Trading of ante4 Common Stock After the Record Date and Prior to the Distribution."

Q:    If I sell my shares of ante4 common stock before or on the distribution date, will I still be entitled to receive ante5 shares in the spin-off?

A:
Yes, as long as you were a shareholder of record on the record date of April 15, 2010, you will still receive shares of ante5 common stock in the spin-off based on the number of shares of ante4 common stock you held on the record date. Conversely, you will not receive ante5 common stock in connection with shares of ante4 common stock purchased after the record date. In the event ante4 has to set a new record date for the distribution, then any holders of ante4 common stock that sold their ante4 shares after the original record date of April 15, 2010 will not be entitled to receive shares of ante5 common stock with respect to those shares of ante4 common stock that were sold after the original record date but before the new record date. You are encouraged to consult with your financial advisor regarding the specific implications of selling ante4 common stock prior to or on the distribution date. See "The Spin-Off—Trading of ante4 Common Stock After the Record Date and Prior to the Distribution."

Q:    How will I receive my ante5 shares in the spin-off?

A:
On or about the distribution date, the distribution agent identified below will distribute the shares of our common stock to be distributed by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of ante4 as of 5:00 p.m., Eastern time, on the record date. Shares of ante5 common stock will be issued only in book-entry form. No paper stock certificates will be issued. You will not be required to make any payment or surrender or exchange your shares of ante4 common stock or take any other action to receive your shares of our common stock. Registered stockholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial stockholders will receive information from their brokerage firms.

Q:    Will the spin-off affect the number of shares of ante4 that I currently hold?

A:
The number of shares of ante4 common stock held by a stockholder will be unchanged. The market value of each ante4 share, however, may decline to reflect the impact of the spin-off.

Q:    What are the U.S. federal income tax consequences of the distribution of our shares of common stock to U.S. stockholders?

A:
The distribution may be a taxable dividend or capital gain to you for U.S. federal income tax purposes and, in that case, you could incur significant U.S. federal income tax liabilities. The market value of the shares of ante5 common stock you receive in the spin-off will generally be treated as a dividend. However, to the extent (if any) that the fair market value of ante5 stock that is distributed exceeds ante4's (current or accumulated) earnings and profits (if any), the excess amount: (a) would not be a dividend, (b) would be tax-free to the receiving shareholders (except as stated in the following sentence), and (c) would reduce the receiving shareholders' tax basis in their ante4 stock. Notwithstanding the preceding sentence, to the extent (if any) that the fair market value of ante5 stock received by a shareholder exceeds the tax basis of the shareholder's ante4 stock, that excess would be a taxable capital gain to the shareholder. In addition, ante4 would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of our common stock distributed to ante4 shareholders on the distribution date over ante4's tax basis in these common shares. If the distribution of ante5 common stock is taxable as a dividend, each of the shareholders receiving ante5 stock will receive a Treasury Form 1099-DIV reporting the amount, if any, of the taxable dividend. Certain U.S. federal income tax consequences of the spin-off are described in more detail under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Q:    How will I determine the tax basis I will have in the shares of stock I receive in the spin-off?

A:
Generally, your tax basis in the shares of ante5 stock you receive as a taxable dividend will be equal to their fair market value. Also, the aggregate basis in the ante4 stock you hold will not change unless the fair market value of the ante5 stock you receive is not treated as a dividend. In that case, your tax basis in your ante4 stock would be reduced by that value; and your tax basis in the new ante5 stock would be zero, plus any amount of capital gain you recognize from the distribution. You should consult your tax advisor about how this will work in your situation (including a situation where you have purchased ante4 shares at different times or for different amounts) and regarding any particular consequences of the spin-off to you, including the application of state, local, and foreign tax laws. Certain material U.S. federal income tax consequences of the spin-off are described in more detail under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Q:    Will I receive a stock certificate for ante5 shares distributed as a result of the spin-off?

A:
Registered holders of ante4 common stock who are entitled to participate in the spin-off will receive a book-entry account statement reflecting their ownership of ante5 common stock. For additional information, registered stockholders should contact ante4's transfer agent, Wells Fargo Shareowner Services, at (800) 401-1957, or through its website at http://www.shareowneronline.com/.

Q:    What if I hold my shares through a broker, bank or other nominee?

A:
ante4 stockholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with shares of ante5 common stock. For additional information, those stockholders should contact their broker or bank directly.

Q:    What if I have stock certificates reflecting my shares of ante4 common stock? Should I send them to the transfer agent or to ante4?

A:
No, you should not send your stock certificates to the transfer agent or to ante4. You should retain your ante4 stock certificates.

Q:    What are the conditions to the spin-off?

A:
The spin-off is subject to a number of conditions. Even if those conditions are satisfied, ante4 and ante5 may agree to amend or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date. See "The Spin-Off—Spin-Off Conditions and Termination."

Q:    Are there risks to owning shares of ante5 common stock?

A:
Yes. ante5's business is subject both to general and specific business risks relating to its operations. In addition, the spin-off involves specific risks, including risks relating to ante5 being an independent, publicly reporting company. Furthermore, after the spin-off, ante5 should be considered a development-stage company with little operating history. See "Risk Factors."

Q:    Does ante5 plan to pay cash dividends?

A:
No. We do not currently plan to pay a regular dividend on our common stock following the spin-off. The declaration and amount of future dividends, if any, will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, financial covenants, industry practice and other factors our board of directors deems relevant. See "Dividend Policy."

Q:    Will the ante5 common stock trade on a stock market?

A:
Currently, there is no public market for our common stock. We have not applied to list our common stock on any securities exchange and, subject to completion of the spin-off, our common stock will trade on the "Pink Sheets" under the symbol "            ." We anticipate that trading in shares of ante5 common stock will begin on the first trading day following the distribution date.

We cannot predict the trading prices for our common stock on or after the distribution date.

Q:    What will happen to ante4 stock options?

A:
Each option to purchase shares of ante4 common stock that is outstanding on the distribution date will be replaced with both an adjusted ante4 stock option and a substitute stock option to purchase one share of ante5 common stock (rounded in the aggregate to the nearest full share) for each share of ante4 common stock underlying the original ante4 stock option. Both options, when combined, will have terms that will be generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the value of the stock subject to the option, based on the ratio of the fair market value of one share of ante5 common stock being distributed in the spin-off to the fair market value of each share of ante4 common stock at the time of the spin-off. Both the adjusted and the substitute options will generally be made subject to the same terms and conditions as the original options, except that any vesting condition related to continued employment will reflect the current employment of the individual by ante4 or ante5. To the extent the options being replaced are vested, the replacement options will also be vested.

For additional information on the treatment of ante4 equity-based compensation awards, see "The Spin-Off—Treatment of Stock-Based Awards."

Q:    What assets and liabilities of ante4 were transferred to, or assumed by, ante5?

A:
We have entered into a distribution agreement with ante4 that contains key provisions relating to the separation of our business from ante4 and the distribution of our shares of common stock. The distribution agreement identifies the assets that were transferred to us, liabilities we have assumed and contracts assigned either to us by ante4 or by us to ante4. We also agreed to indemnify ante4 against various claims and liabilities relating to the past operations of its business. See "The Spin-Off."

Q:    What will the relationship between ante4 and ante5 be following the spin-off?

A:
After the spin-off, ante4 will not own any shares of ante5 common stock, and each of ante4 and ante5 will be an independent, publicly reporting company with its own management team and board of directors. However, the board of directors of ante5, Lyle Berman, Bradley Berman and Steve Lipscomb, are also members of the board of directors of ante4. The distribution agreement defines various continuing relationships between ante4 and us in various contexts. In particular, it describes how ante4 will provide us with certain transition services (such as insurance) on an interim basis. The distribution agreement also provides for the allocation of taxes incurred before and after the distribution and various indemnification rights with respect to tax and other matters. See "The Spin-Off."

Q:    Will I have appraisal rights in connection with the spin-off?

A:
No. Holders of shares of ante4 common stock are not entitled to appraisal rights in connection with the spin-off.

Q:    Who is the transfer agent for your ante5 common stock and distribution agent for the spin-off?

A:
Wells Fargo Shareowner Services, at 161 North Concord Exchange, St. Paul, Minnesota 55164-0874.

Q:    Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution of ante5 shares, you should contact the distribution agent:

Wells Fargo Shareowner Services, at 161 North Concord Exchange, St. Paul, Minnesota 55164-0874

Telephone: (800) 401-1957

Before the spin-off, if you have questions relating to the spin-off, you should contact ante5's Chief Executive Officer at:

ante5, Inc.
One Hughes Center Drive, Suite 606
Las Vegas, Nevada 89169

Attention: Steve Lipscomb
Telephone: (323) 330-9881

 SUMMARY

        The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the spin-off or other information that may be important to you. To better understand the spin-off and our business and financial position, you should carefully review this entire information statement. Unless the context otherwise requires, references in this information statement to "ante5, "we," "our" and "us" mean ante5, Inc., including the businesses and assets which have been contributed to us from ante4, Inc., a Delaware corporation (now known as Voyager Oil & Gas, Inc.). References in this information statement to "ante4" mean Voyager Oil & Gas, Inc. a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Our Business

        ante4 formerly operated as WPT Enterprises, Inc., when it created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the "WPT Business"). On November 2, 2009, ante4 closed a transaction with Peerless Media Ltd., a subsidiary of PartyGaming, PLC ("Party") pursuant to which ante4 agreed to sell to Party substantially all of ante4's operating assets other than cash, investments and certain excluded assets (the "Party Transaction"). As a result of closing the Party Transaction, ante4 ceased the WPT Business other than operation of certain excluded assets related to the WPT Business that ante4 retained, and planned to use the proceeds of the Party Transaction to develop or acquire a new business. In addition, ante4's name was changed from WPT Enterprises, Inc. to ante4, Inc.

        On April 16, 2010, ante4 closed a transaction pursuant to which Plains Energy Investments, Inc. ("Plains Energy"), a privately-held oil and gas exploration company, was merged with and into a wholly-owned subsidiary of ante4 (the "Merger"). In connection with the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. As a result of the Merger, the stockholders of Plains Energy were issued shares of ante4's common stock equal to approximately 51% of ante4's total outstanding common stock after the Merger.

        Before the Merger with Plains Energy became effective, ante4 transferred substantially all of its non-cash assets and some cash for working capital (together, the "ante5 Assets") to our company, a wholly-owned subsidiary of ante4. The transfer of the ante5 Assets was made with the intent of consummating the spin-off of our shares to the ante4 shareholders who were of record on April 15, 2010, prior to the consummation of the Merger. After the spin-off, we will become a separate publicly reporting U.S. company. The ante5 Assets that have been transferred to ante5 and that we intend to monetize and manage include:

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  5% of gross gaming revenue and 5% of other revenue of Party generated by the WPT Business and other assets ante4 sold to Party in the Party Transaction (the "Royalty Stream"). Party has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. However, the Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElektraWorks Ltd., and does not represent a financial obligation of PartyGaming, PLC. Through November 2, 2011, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure ante4's indemnification obligations under the purchase agreement for the Party Transaction. ante4 engaged BDO Valuation Advisors, LLC ("BDO") to ascertain the value of the Royalty Stream for purposes of its financial statements. Based on BDO's valuation of the Royalty Stream, the Royalty Stream is reflected on the audited balance sheet of ante4 and our pro forma unaudited condensed balance sheet with a value of approximately $7.6 million as of April 4, 2010. BDO's valuation was based on assumptions and projections informed by ante4's historical financial performance, as well as assumptions regarding factors that may affect the future results of the WPT Business and other assets ante4 sold to Party in the Party Transaction. These assumptions may turn out to be invalid or untrue, and the value of the Royalty Stream over time may differ significantly from the value recorded on our balance sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Valuation of the Royalty Stream."

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  Cash and cash equivalents of approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, we must repay $500,000 borrowed from ante4 pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum.

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  The right to receive any and all of the proceeds received by ante4 with respect to auction rate securities in the amount of approximately $3,700,000 now held by ante4 in its account with UBS Financial Services. ante4 expects to receive those proceeds in full, net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,435,999, in June 2011, which would result in net cash proceeds to us of approximately $1.3 million.

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  Contingent claims and interests relating to (a) to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series; (b) WPT China, a business segment of ante4 for which most activities were shut down in March 2009; (c) Cecure Gaming, for which ante4 was entitled to 50% of the net revenues and an 8% ownership interest, but whose business is currently in receivership in the British equivalent of a bankruptcy proceeding; and (d) a lawsuit currently pending against ante4's former auditors, Deloitte & Touche, LLP, described elsewhere in this Information Statement.

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  ante4's 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

        In connection with the transfer of the ante5 Assets to us, we assumed certain liabilities of ante4 relating to the previous WPT business. We also agreed to indemnify ante4 and related individuals from (a) liabilities and expenses relating to operations of ante4 prior to the effective date of the Merger, (b) operation or ownership of ante5's assets after the Merger effective date, and (c) certain tax liabilities of ante4. ante5's obligation to indemnify ante4 for operations before the Merger and such tax liabilities is limited to $2.5 million in the aggregate.

 BUSINESS

History of Our Company

        ante4 formerly operated as WPT Enterprises, Inc. when it created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the "WPT Business").

        On November 2, 2009, ante4 closed a transaction (the "Party Transaction") with Peerless Media Ltd., a subsidiary of PartyGaming, PLC ("Party"). In the Party Transaction, ante4 sold to Party substantially all of ante4's operating assets other than cash, investments and certain excluded assets (the "Party Transaction"). As a result of closing the Party Transaction, ante4 no longer operates the substantial portion of the WPT Business. However, in connection with the Party Transaction, ante4 retained certain assets related to the WPT Business that were excluded from the Party Transaction, principally the rights to a future royalty stream from the operation of the WPT Business. ante4 also received approximately $12.3 million in cash. Following the Party Transaction, ante4 searched for a new business to develop or acquire.

        On April 16, 2010, ante4 closed a transaction pursuant to which Plains Energy Investments, Inc. ("Plains Energy"), a privately-held oil and gas exploration company, was merged with and into a wholly-owned subsidiary of ante4 (the "Merger"). In connection with the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. As a result of the Merger, the stockholders of Plains Energy were issued shares of ante4's common stock equal to approximately 51% of ante4's total outstanding common stock after the Merger. Before the Merger with Plains Energy became effective, ante4 transferred substantially all of its non-cash assets and some cash for working capital (together, the "ante5 Assets") to our company, a wholly-owned subsidiary of ante4.

        As the owner of the ante5 Assets, we have succeeded to ante4's rights relating to the WPT Business, which we intend to monetize and manage both before and after the spin-off. The principal ante5 Assets consist of the following:

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  5% of gross gaming revenue and 5% of other revenue of Party generated by the WPT Business and other assets ante4 sold to Party in the Party Transaction (the "Royalty Stream"). Party has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. However, the Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElektraWorks Ltd., and does not represent a financial obligation of PartyGaming, PLC. Through November 2, 2011, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure ante4's indemnification obligations under the purchase agreement for the Party Transaction.

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  Cash and cash equivalents of approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, we must repay $500,000 borrowed from ante4 pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum.

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  The right to receive any and all of the proceeds received by ante4 with respect to auction rate securities in the amount of approximately $3,700,000 now held by ante4 in its account with UBS Financial Services. ante4 expects to receive those proceeds in full, net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,435,999, in June 2011, which would result in net cash proceeds to us of approximately $1.3 million.

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  Contingent claims and interests relating to (a) to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series; (b) WPT China, a business segment of ante4 for which most activities were shut down in March 2009; (c) Cecure Gaming, for which ante4 was entitled to 50% of the net revenues and an 8% ownership interest, but whose business is currently in receivership in the British equivalent of a bankruptcy proceeding; and (d) a lawsuit currently pending against ante4's former auditors, Deloitte & Touche, LLP, described elsewhere in this Information Statement.

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  ante4's 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

        In connection with the transfer of the ante5 Assets to us, we assumed certain liabilities of ante4 relating to the previous WPT business. See "The Spin-Off—Assets Transferred and Liabilities Assumed." We also agreed to indemnify ante4 and related individuals from (a) liabilities and expenses relating to operations of ante4 prior to the effective date of the Merger, (b) operation or ownership of ante5's assets after the Merger effective date, and (c) certain tax liabilities of ante4. ante5's obligation to indemnify ante4 for ante4's pre-Merger operations and such tax liabilities is limited to $2.5 million in the aggregate.

        The transfer of the ante5 Assets was made with the intent of consummating the spin-off of our shares to the ante4 shareholders of record immediately prior to the consummation of the Merger, after which we would become a separate publicly reporting U.S. company. By separating ante5's business from ante4, ante4 was able to consummate the Merger with Plains Energy, and the spin-off will allow the stockholders of ante4 prior to the Merger a better chance to realize the greatest possible return from the ante5 Assets. This spin-off should enable us to monetize the ante5 Assets described above without having to mix our operations with those of ante4, which is in a completely different business. See "The Spin-Off" in this information statement.

        In general, our business plan will focus on managing our remaining assets and relationships to ensure that the ante4 shareholders prior to the Merger receive maximum value for the ante5 Assets. Our main objective is to focus on managing our relationship with Party to ensure we maximize the value of the Royalty Stream. In addition, we will oversee the winding down of our investments in WPT China and Cecure Gaming to recover the maximum amount possible of our investments in those ventures. We will continue to participate with legal counsel in our litigation with Deloitte & Touche, LLP, to make sure we have the best chance of prevailing in that lawsuit. Management will also continue to explore opportunities to use our assets and resources, including cash received in connection with the Royalty Stream and other assets, to maximize long-term value for our stockholders.

        We were incorporated in Delaware on April 12, 2010. Our principal executive offices are located at One Hughes Drive, Suite 606, Las Vegas, Nevada 89169. Our main telephone number is (323) 330-9881.

Our Historical Businesses

        The description of our business below includes a description of the historical WPT Business, which was the business of ante4 prior to the Party Transaction. The ante5 Assets described above, which constitute the current business of our company, all relate to various aspects of the historical WPT Business. Therefore, management believes a description of the WPT Business is helpful to investors in our company. When we are describing our historical business, the terms "us," "we" and "our" refer to ante4 (now known as Voyager Oil & Gas, Inc.), which operated this business prior to the Merger with Plains.

        When operating the WPT Business, we created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. The current season of the World Poker Tour®, or WPT® television series—Season Eight, based on a series of high-stakes poker tournaments, currently airs on Fox Sports Net in the United States, and has been licensed for broadcast globally. In January 2008, we launched

ClubWPT.com, a subscription-based online poker club targeted to the estimated 60 million poker players in the United States, which is currently offered in 38 states. We also licensed our brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and were engaged in the sale of corporate sponsorships. All of these entertainment and consumer products businesses were sold to Party in the Party Transaction, and the revenues from these businesses are the basis for the Royalty Stream.

        In addition to our core businesses described in the preceding paragraph, we also previously operated other businesses. For example, through November 2008, we offered a real-money online gaming website which prohibited wagers from players in the U.S. and other restricted jurisdictions. In addition, through March 2009, we developed and marketed online and mobile games supporting the WPT China National Traktor Poker Tour™.

Business Segments

        We formerly operated through four business segments, WPT Studios, WPT Online, WPT Global Marketing and WPT China, described in greater detail below:

        WPT Studios, our multi-media entertainment division, generated revenue through domestic and international television licensing, domestic and international television sponsorship, as well as host fees from casinos and card rooms that hosted our televised events. As part of the Transaction, we sold substantially all of the assets related to WPT Studios. The revenues from Party's continued operation of this segment are the principal revenues on which the Royalty Stream will be based in future periods.

        WPT Online included the online poker club ClubWPT.com that generated revenue from subscriptions, which began operations in January 2008, our international poker and casino real money gaming websites which were terminated in November 2008, and an online merchandise store. In this segment, the revenues from Party's operation of ClubWPT.com and the online merchandise store are included in the revenues on which the Royalty Stream will be based in future periods.

        WPT Global Marketing included branded consumer products, sponsorships and event management. Branded consumer products generated revenue from the licensing of our brand to companies seeking to use the World Poker Tour brand and logo in the retail sales of their consumer products. Sponsorship and event management generated revenue through corporate sponsorship and management of televised and live events. The revenues from Party's continued operation of this segment are generally included in the revenues on which the Royalty Stream will be based in future periods. However, our interest in the following operations that were part of this segment were excluded from the Party Transaction and continue to be part of the WPT Assets that constitute our business (i.e., ante5): (a) claims to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series that was part of the WPT Business, (b) ante4's previous interest in Cecure Gaming, a company that designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices and (c) ante4's 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

        WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game "Tuo La Ji" or "Traktor Poker"™ in online and mobile games. This segment began generating revenue in January 2009 but was discontinued in March 2009. Our interest in this business were excluded from the Party Transaction and continues to be part of the WPT Assets that constitute our business (i.e., ante5).

Intellectual Property

        Prior to the closing of the Party Transaction, we held numerous trademarks, copyrights, patent applications, internet domain names and other intellectual property, both domestically and internationally. As a result of the closing of the Party Transaction, substantially all of our intellectual property (other than certain trademark and servicemark applications pending in China and Hong Kong relating to the WPT China business) was sold to Party in the Party Transaction.

Our Current Business

        As described above, substantially all of the assets of the WPT Business were sold to Party pursuant to the Party Transaction (with the exception of the excluded assets we retained which constitute a portion of the ante5 Assets as described above), and the description of "our business" above relates principally to the operation of ante4's business prior to the closing of the Party Transaction on November 2, 2009. Our business plan going forward will focus on managing our remaining assets and relationships to ensure that the ante4 shareholders prior to the Merger receive maximum value for the ante5 Assts. Our main objective is to focus on managing our relationship with Party to ensure we maximize the value of the Royalty Stream. In addition, we will oversee the winding down of our investments in WPT China and Cecure Gaming to recover the maximum amount possible of our investments in those ventures. We will continue to participate with legal counsel in our litigation with Deloitte & Touche, LLP, to make sure we have the best chance of prevailing in that lawsuit.

The Royalty Stream

        Our principal asset is now the "Royalty Stream", which represents, in perpetuity from the closing of the Party Transaction, 5% of gross gaming revenue and 5% of other revenue of the Buyer generated by our business and assets sold to Party in the Party Transaction. "Gross gaming revenue" means all revenue of Party and its affiliates generated by our sold business and assets that are attributable to gaming, less certain taxes. "Other revenue" means all revenues of Party and its affiliates generated by our sold business and assets, other than gross gaming revenue, less certain taxes and certain out-of-pocket expenses incurred by Party or its affiliates. Party has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. The Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElectraWorks Ltd. The Royalty Stream is not guaranteed by, and does not represent a financial obligation of, PartyGaming, PLC.

        Party will pay 20% of the Royalty Stream into an escrow account over the two years following the closing of the Party Transaction to secure our indemnification obligations and other obligations to Party in connection with the Party Transaction. These indemnification obligations cover damages and lost profits as a result of misrepresentation or breach of any representation or warranty or the failure to fulfill and observe any covenant or agreement contained in the asset purchase agreement in the Party Transaction. Damages must exceed $150,000 before the Company is required to pay the claims and the aggregate damages may not exceed $9 million. In addition, our President, Chief Executive Officer and Secretary, Steve Lipscomb, will receive 5% of the Royalty Stream in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by ante4's Board of Directors in February 2009.

Cecure Gaming Mobile Gaming Investment and Licensing Agreement

        In July 2006, we entered into a licensing agreement with Cecure Gaming ("Cecure"), pursuant to which we granted Cecure a non-exclusive license to use the World Poker Tour brand in conjunction with the promotion of its real-money mobile gaming applications. Cecure designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices. Pursuant to the agreement, Cecure offered real-money mobile games solely in jurisdictions where such gaming was not restricted. In consideration for the license, we were entitled to 50% of Cecure's net revenues derived from the WPT-branded mobile game. In July 2006, we paid $2,923,000 to acquire a 10% ownership interest in Cecure (currently 8%).

        We recorded a $1,923,000 impairment charge in the third quarter of 2008 related to this investment due to difficulties Cecure was having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. Cecure's difficulties continued, and the Company recorded an additional $1,000,000 impairment charge in the first quarter of 2009. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge.

        ante4's previous interest in Cecure Gaming was excluded from the Party Transaction and continues to be part of the WPT Assets that constitute our business (i.e., ante5). At this time, Cecure is in receivership in the British equivalent of a bankruptcy proceeding, and it is unlikely that we will receive any value from our investment in Cecure.

Claim in Xyience Bankruptcy Proceeding

        Xyience, a former energy drink sponsor of the WPT television series, had owed ante4 royalty payments of approximately $1.5 million; however, Xyience is currently engaged in a bankruptcy proceeding. Prior to such proceeding, ante4 has paid $250,000 as partial satisfaction of the royalty payments. The bankruptcy trustee made a claim against ante4 in the proceeding to recover the $250,000 payment. ante4 entered into a settlement agreement with the bankruptcy trustee pursuant to which ante4 agreed to repay $90,000 of the $250,000 to the bankruptcy estate. ante4 remains an unsecured creditor in the bankruptcy proceeding with a claim of approximately $1.4 million.

        ante4's previous interest in Xyience was excluded from the Party Transaction and continues to be part of the WPT Assets that constitute our business (i.e., ante5). We believe that we will recover little, if any, of that claim in the Xyience bankruptcy proceeding.

WPT China

        In August 2007, we entered into a Cooperation Agreement with the China Leisure Sports Administrative Center (the "CLSAC"), a Chinese government-sanctioned body with authority over certain leisure sports, including the popular Chinese national card game "Traktor Poker" or "Tuo La Ji". ante4 had the right to brand and exploit the WPT China National Traktor Poker Tour ("Traktor Poker Tour") during the five year term of the Cooperation Agreement. Additionally, ante4 was afforded certain commercial, marketing and sponsorship rights in conjunction with the Traktor Poker Tour, including the right to sanction and derive revenue from third-party branding at tour events, the right to exploit films and other content generated in conjunction with the Traktor Poker Tour in all media and rights to sell online and mobile subscriptions. ante4 had paid a yearly fee to the CLSAC, which started at $505,000 for the first year and which would have increased by ten percent annually for the remaining four years of the term if ante4 had remained in this business.

        ante4 launched the inaugural season of the Traktor Poker Tour in Lanzhou, Gansu in October 2007, and Season Two of the Traktor Poker Tour began in Luoyang, Henan on October 11, 2008. In January 2009, ante4 began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business were greater than what ante4 was willing to expend. In March 2009, ante4 began the shut-down process of the operations of WPT China. As part of shutting down this business, ante4 transferred the assets ante4 owned related to the WPT China business to its partners in China, Big Turn Entertainment and Sports (ASIA), Ltd. in exchange for a 10% interest in the entity that was to operate the WPT China business moving forward.

        ante4's previous interest in the WPT China operations was excluded from the Party Transaction and continues to be part of the WPT Assets that constitute our business (i.e., ante5). The value of this interest, if any, is largely dependent on the ability of our partners in China to obtain the financing necessary to operate.

Employees

        As of May 28, 2010, we had one full-time employee, our chief executive officer and chief financial officer.

Properties

        Under the distribution agreement, all rights and obligations relating to ante4's office lease in Los Angeles, California were retained by ante4.

Legal Proceedings

        Under the distribution agreement, we were assigned all rights under the claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles. A trial is tentatively scheduled for the fall of 2010.

 RISK FACTORS

        You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to our spin-off from ante4, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock.

        If any of these risks develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks, and, as a result, the trading price of our common stock could decline.

Risks Relating to the Business of ante5

ante5 has become a development stage company with cash and investments, certain international licensing agreements and a participation in future WPT and PPT brand revenues, but has no operating history on which investors can evaluate its ability to achieve stated business objectives.

        ante5 should be considered a development stage company with no historic operating results. The WPT business now owned by Party, which is the basis for the Royalty Stream, will generate revenues from our international licensing agreements of Season Seven of the WPT television series (through Q2 2010), our participation in Party's revenue generated by the business and assets ante4 sold to Party, and we will have general and administrative expenses to administer and monetize our remaining assets. There is no basis on which to evaluate our ability to achieve our business objective of administering and monetizing our remaining assets.

Party or alternatively its parent company, ElectraWorks Ltd., may not honor all of their obligations in connection with the Party Transaction.

        Party made significant representations, warranties and commitments to ante4 about various matters including the commitment to pay ante4 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets. Party has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Party will make up the shortfall to $3 million at the end of the period. ElectraWorks Ltd. has guaranteed all of Party's obligations in connection with the Party Transaction. The Royalty Stream is not guaranteed by, and does not represent a financial obligation of, PartyGaming, PLC. Party or alternatively ElectraWorks may not honor all of their obligations in connection with the Party Transaction. If Party or ElectraWorks do not honor their obligations in connection with the Party Transaction and we are not paid in full for our participation right, we will have to find new sources of capital to operate, which could be difficult to obtain under reasonable terms or rates, if at all.

The valuation of the Royalty Stream is based on assumptions that may turn out to be invalid or untrue.

        ante4 engaged BDO Valuation Advisors, LLC ("BDO") to ascertain the value of the Royalty Stream, which is recorded on ante4's balance sheet as of April 4, 2010 and on our Unaudited Pro Forma Condensed Balance Sheet. BDO's valuation of the Royalty Stream was based on assumptions and projections based on our historical and prospective financial statements, as well as assumptions based on future events that may turn out to be invalid or untrue. Furthermore, prior to the Merger, an independent third party, Plains Energy, ascribed no value to the ante5 Assets, including the Royalty Stream, which is part of what gave rise to the spin-off. Therefore, the value of the Royalty Stream over time may differ significantly from the value recorded on our balance sheet, which could negatively affect our financial condition and results of operations.

The future revenues to be derived from activities of Party cannot be predicted.

        The revenues to be derived by our company from the Royalty Stream, and the value to us of the Royalty Stream, depend on the operation of the WPT Business by Party. One of these business activities of Party is a gaming website utilizing the WPT Assets, which Party launched in January 2010. In evaluating the value of the Royalty Stream, investors in ante5 common stock should consider that ante5 management has no control over the operation of the WPT Business by Party, and thus management can make no prediction as to the ultimate results of these operations.

Current economic conditions may adversely affect the revenues derived from the Revenue Stream and our ability to monetize our other assets.

        The revenues to be derived by our company from the Royalty Stream depend on the revenues of the WPT business now owned by Party. Current worldwide economic conditions may affect the revenues Party derives from U.S. and international licensing fees, from online gaming activities and from other business activities included in the WPT business. Further adverse economic conditions may also affect the financial strength and liquidity of Party and its parent, ElectraWorks, Ltd., and thus may affect the ability of those companies to make the minimum royalty payment of $3 million required in connection with the Party Transaction.

        Our ability to monetize the other ante5 Assets may also be affected by adverse economic conditions. For example, other companies in which we have an interest or against which we have claims (such as Xyience, Inc. or Cecure Gaming) would likely require further capital or revenues in order to have any possibility to make any payments to us or result in any cash return to us. Although the prospect of any such payments or returns is highly uncertain, adverse economic conditions might make it even more difficult for these companies to obtain further capital or realize revenues.

We may incur additional impairment charges to our auction rate securities portfolio and we are dependent on UBS AG to repurchase these investments from us.

        In connection with the spin-off, we were given by ante4 the right to receive approximately $3,700,000 of principal it had invested in certain auction rate securities ("ARS"). The types of ARS investments that ante4 owns are backed by student loans, are guaranteed under the Federal Family Education Loan Program and are AAA or Aaa rated. The estimated fair value of ante4's ARS holdings at April 4, 2010 was $3,365,000, which reflects a $335,000 impairment loss.

        ante4 entered into an agreement with UBS that requires UBS to buy its ARS at par value during the period from June 30, 2010 to July 2, 2012. ante4 has valued that right at $335,000 at April 4, 2010. ante4 has given UBS the right to sell the ARS before that period if they are able to find a buyer that is willing to pay par value for the ARS. UBS has provided a $2,661,000 line of credit to ante4, secured by the ARS held by them, which ante4 drew down in February 2009. At April 4, 2010, $2,436,000 was outstanding under the line of credit.

        UBS's obligation to repurchase the ARS is not secured by assets of UBS and does not require UBS to obtain any financing to support their performance obligations. UBS has disclaimed any assurance that they will have sufficient financial resources to satisfy its obligations and the obligations are not guaranteed by any other party.

        If uncertainties in the capital and credit markets continue, these markets deteriorate further or we experience any ratings downgrades on any ARS investments in our portfolio, ante4 may need to recognize further impairment of the value of its ARS portfolio, which could negatively affect our financial condition and results of operations. We are also dependant on UBS to repurchase ante4's ARS portfolio at par value and that obligation is subject to performance risk on the part of UBS. If UBS or ante4 do not honor their obligations in connection with the ARS, we will have to find new sources of capital to operate, which could be difficult to obtain under reasonable terms or rates, if at all.

Risks Relating to an investment in ante5 Common Stock

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

        If at any time we have net tangible assets of $5.0 million or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the "penny stock" rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  •
  make a special written suitability determination for the purchaser;

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  receive the purchaser's written agreement to a transaction prior to sale;

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  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in "penny stocks" and that describe the market for these "penny stocks," as well as a purchaser's legal remedies; and

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  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in "penny stock" can be completed.

        If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

The loss of the services of Steven Lipscomb could adversely affect our business.

        We are highly dependent on the services of Steven Lipscomb, who currently serves as our President and Chief Executive Officer and is our only full-time officer. We do not currently have an employment contract with Mr. Lipscomb. There is no assurance that Mr. Lipscomb will not elect to decrease the level of his involvement with us or terminate his employment with us altogether.

We do not have any independent directors.

        Currently, the only members of the Board of Directors are Steven Lipscomb, Lyle Berman and Bradley Berman. None of these directors is considered an "independent director," as defined under Nasdaq Marketplace Rules. Further, we do not have any committees of the Board of Directors. Therefore, all decisions of the Board of Directors will be made by persons who are not considered independent directors.

Members of our Board of Directors own a large number of the outstanding shares of our common stock and are able to significantly influence our management and operations.

        After the distribution of our stock by ante4, the three members of our Board will own 7,896,294 shares of our common stock, representing approximately 38.2% of our voting power. As a result, these three individuals have a significant impact on the outcome of all matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated ownership could discourage others from pursuing a potential merger, takeover or other change of control transaction. As a result, the return on investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected.

Our Board of Directors' ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

        Our authorized capital includes 20 million shares of undesignated preferred stock. Our Board has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding "business combinations." We may, in the future, consider adopting additional anti-takeover measures. The authority of our Board to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our Company that are not approved by our Board. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

Our common stock will likely trade only in an illiquid trading market.

        When it occurs, trading of our common stock will likely be conducted on the "Pink Sheets." This will have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. Further, the trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops, if ever.

Risks Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from ante4.

        We might not realize the potential benefits that we expect from our spin-off from ante4. Further, ante4 shareholders who receive our stock might not realize the intended benefits of the spin-off. We have described those anticipated benefits elsewhere in this Information Statement. See "The Spin-Off—General". By separating from ante4, there is a risk that we might be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of ante4. In addition, we will incur significant costs, which might exceed our estimates, and we will incur some negative effects from our separation from ante4, including our obligation to indemnify ante4 for certain risks, and the loss of cash flow and revenue derived from ante4's post-Merger business in the oil and gas exploration industry. As a result, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent public company.

Our historical unaudited condensed balance sheet is not necessarily indicative of our future financial condition, nor does it reflect what our financial condition would have been as an independent public company during the periods presented.

        The historical unaudited condensed balance sheet we have included in this information statement does not reflect what our financial condition would have been as an independent public company as of the date presented and is not necessarily indicative of our future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

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  Prior to our separation, our business was operated by ante4 as part of its broader corporate organization and we did not operate as a stand-alone company; and

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  Prior to the separation, our financial statements include revenues and expenses of services that will not be continued by us subsequent to the separation.

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  The pro forma unaudited condensed balance sheet only provides information about the assumed assets, liabilities and equity of our company on a pro forma basis as of one point in time. The valuation of the Royalty Stream reflected in this balance sheet is based on a variety of assumptions and projections, some of which will not prove to be accurate. This valuation should not be taken as an accurate reflection of the actual value, cash flows or net earnings or loss that will be realized in future periods by our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Valuation of the Royalty Stream."

        The pro forma adjustments are based on available information and assumptions that we believe are factually supportable. However, it is possible that our assumptions may prove not to be accurate. In addition, our unaudited pro forma financial statements do not give effect to certain on-going additional costs that we expect to incur in connection with being an independent public company. Accordingly, our unaudited pro forma financial statements do not reflect what our financial condition or results of operations would have been as an independent public company and are not necessarily indicative of our future financial condition or future results of operations. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and our historical financial statements and the notes to those statements included in this information statement.

We will be subject to continuing contingent liabilities of ante4 following the spin-off.

        After the spin-off, there will be several significant areas where the liabilities of ante4 may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of our consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the spin-off is jointly and severally liable for the federal income tax liability of our entire consolidated tax reporting group for that taxable period. We have entered into to a distribution agreement with ante4 that will allocate the responsibility for pre-spin-off taxes of our consolidated tax reporting group between us and ante4 and its subsidiaries. See "The Spin-Off." However, if ante4 were unable to pay, we could be required to pay the entire amount of such taxes. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities, for which we have agreed to indemnify ante4.

The spin-off could result in substantial tax liability.

        The spin-off could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. These taxes could be significant. See "Material U.S. Federal Income Tax Consequences of the Spin-Off."

The spin-off will result in our incurring costs associated with being a publicly held company.

        After the spin-off, we will be a public company with the obligation to file reports with the Securities Exchange Commission and other obligations associated with being a publicly held company. In particular, we will be required to maintain adequate internal controls and to pay the costs of auditing these internal controls as well as separate audits and reviews of our financial statements by our independent registered accounting firm. In 2009, our predecessor Voyager paid approximately $223,000 in fees, including $211,000 in audit fees, to our independent registered public accounting firm. We believe our audit fees will be lower than this amount, but we believe our costs of being a public company, including accounting fees, will likely be in excess of $100,000 per year.

Potential liabilities associated with certain obligations in the distribution agreement relating to tax sharing cannot be precisely quantified at this time.

        Under the terms of the distribution agreement regarding the allocation and sharing of tax obligations, we will generally be responsible for all taxes attributable to us or any of our subsidiaries, whether accruing before, on or after the date of the spin-off. We have also agreed to be responsible for all taxes imposed on us or ante4 and its subsidiaries for any period before the Merger, up to the aggregate limit of $2.5 million for our indemnification of ante4 for pre-Merger liabilities. Our liabilities under the tax sharing agreement could have a material adverse effect on us. At this time, we cannot precisely quantify the amount of liabilities we may have under the tax sharing agreement and there can be no assurances as to their final amounts. For a more detailed discussion, see "The Spin-Off."

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This information statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning our possible or assumed future results of operations and other statements about management's future expectations, beliefs, goals, plans or prospects. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "forecast," "potential," "contemplate," "could," "would," "may," "will" and "can" or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. These risks are described in greater detail in the section entitled "Risk Factors" beginning on page 14 of this information statement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this information statement represent our views only as of the date of this information statement and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as may be required by law, either as a result of new information, future events or otherwise.

 THE SPIN-OFF

Background

        On November 2, 2009, ante4 sold to Party in the Party Transaction substantially all of ante4's operating assets other than cash, investments and certain excluded business assets relating to the WPT Business, in exchange for cash and certain royalty rights. Following the Party Transaction, ante4 searched for a new business to develop or acquire. On April 16, 2010, ante4 completed the Merger with Plains Energy by merging a subsidiary of ante4 into Plains Energy pursuant to a Merger Agreement between Plains Energy and ante4 dated April 16, 2010. Before the negotiation of the Merger Agreement was completed, for the reasons described below, ante4 decided to separate the ante5 Assets and certain liabilities from ante4 and to arrange the spin-off described in this information statement. In preparation for the spin-off, on April 12, 2010, ante4 formed ante5 as its wholly-owned subsidiary.

Reasons for the Spin-Off

        In the Merger, the holders of Plains Energy common stock received a number of shares of ante4 Common Stock based on negotiations between Plains Energy and ante4. In negotiating the merger agreement with Plains Energy, including the negotiation of the number of shares to be issued to holders of Plains Energy common stock, ante4 determined that (1) Plains Energy was not willing to ascribe any value to the ante5 Assets in negotiating the terms of the Merger, (2) Plains Energy was concerned about certain liabilities of ante4, and (3) Plains Energy requested that ante5 indemnify ante4 and Plains Energy for a specified amount of any losses resulting from, among other things, third party claims that may be asserted against ante4 after the Merger, but arising before the Merger from operation or ownership of the ante5 Assets, or from any act or omission of ante4.

        As a result of the above considerations in the Merger with Plains Energy, prior management of ante4 organized ante5 and developed the plan to complete the spin-off. The purposes of the spin-off are to (1) preserve the value of the assets remaining from the WPT Business for the benefit of the shareholders of ante4 who held its common stock prior to the Merger with Plains Energy, since Plains Energy did not want those assets as part of ante4's business after the closing date of the Merger (2) provide a vehicle for indemnifying ante4 against certain liabilities relating to the operations of ante4 prior to the Merger (3) enable management of ante4 and ante5 to each focus on their respective, unrelated businesses and (4) greatly simplify investor analysis of each respective company. After the spin-off, ante5 will engage in the administration and monetization of the ante5 Assets; and the management and satisfaction of the assumed liabilities and any such indemnification.

        The board of directors of ante4, with the assistance of ante4's advisors, considered various potential risks and other negative factors in determining whether to proceed with the spin-off. These included the impact of creating a public company, where the valuation of the company and its securities would be difficult to determine, because the principal asset consists of the right to receive payments from another party (i.e. Party), and where the other assets principally consist of contingent rights. The ante4 board of directors concluded that the potential benefits of the spin-off outweighed these negative factors.

Transfer of Assets and Assumption of Liabilities

        As of April 16, 2010, pursuant to a distribution agreement and a related subscription agreement, ante4 transferred to ante5 all of the ante5 Assets. The ante5 Assets consisted of all assets held by ante4 prior to the Merger with Plains Energy, other than $27.5 million in cash and cash equivalents and certain prepaid assets retained by ante4. Also as of April 16, 2010, ante5 assumed certain existing and contingent liabilities of ante4. The distribution agreement and the subscription agreement have been filed with the Securities and Exchange Commission as Exhibits 2.1 and 10.1, respectively, to ante5's Form 10 registration statement.

        Assets Transferred to ante5.    Pursuant to the distribution agreement, ante4 transferred to our company the ante5 Assets, consisting of the following assets, described in detail in Schedule A to the distribution agreement:

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  The Royalty Stream, consisting of the right to receive 5% of gross gaming revenue and 5% of other revenue of Party generated by the WPT Business and other assets that ante4 sold to Party in the Party Transaction. Party has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. However, the Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElektraWorks Ltd., and does not represent a financial obligation of PartyGaming, PLC. Through November 2, 2011, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure ante4's indemnification obligations under the purchase agreement for the Party Transaction. In addition, our President, Chief Executive Officer and Secretary, Steve Lipscomb, will receive 5% of the Royalty Stream in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by ante4's Board of Directors in February 2009.

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  Cash and cash equivalents of approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, we must repay $500,000 borrowed from ante4 pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum.

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  The right to receive any and all of the proceeds received by ante4 with respect to the ARS held by ante4 in its account with UBS Financial Services. The ARS are in the amount of approximately $3,700,000, and ante4 expects to receive payment in full on these securities, net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,435,999, in June 2011, which would result in net cash proceeds to us of approximately $1.3 million.

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  Claims to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series that was part of the WPT Business. ante4 has a claim for amounts owed by Xyience (and/or Xenergy), as former sponsor(s) of the WPT television series; and that claim has been asserted in the U.S. Bankruptcy Court, District of Nevada (Case No. 08-10474). The sponsors owed ante4 approximately $1,500,000 based on the fully executed and performed sponsorship agreement (including integration into the required show). The sponsors paid ante4 $250,000, but did not pay the balance. After the sponsors declared Chapter 11 bankruptcy, the bankruptcy court sent ante4 formal notice that it may be required to return that $250,000, but that claim has been satisfied by ante4 by payment of $90,000 to the bankrupt estate. ante4 is now an unsecured creditor of the sponsors, with a claim in the bankruptcy proceeding in the amount of approximately $1.4 million.

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  ante4's previous interest in WPT China, a business segment of ante4 that produced third-party branding at WPT China National Traktor Poker Tour events and licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game "Tuo La Ji" or "Traktor Poker"™ in online and mobile games. ante4 invested about $4.5 million on WPT China. In March 2009, ante4 shut down most of its WPT China operations and transferred the remaining business to a company that had worked with ante4 on WPT China, in exchange for a 10% interest in the company. ante4 has been notified that such company is closing down those operations and trying to sell assets to another entity in China. ante4 also retained certain trademark and servicemark applications pending in China and Hong Kong.

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  ante4's previous interest in Cecure Gaming, a company that designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices. Pursuant to a licensing agreement, Cecure offered real-money mobile games solely in jurisdictions (such as the United Kingdom) where such gaming was not then restricted. In consideration for the license, ante4 became entitled to 50% of Cecure's net revenues. In July 2006, ante4 also paid $2,923,000 to acquire a 10% ownership interest in Cecure (currently 8%), but Cecure's business is currently in receivership in the British equivalent of a bankruptcy proceeding.

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  ante4's claims and rights in connection with a lawsuit currently pending against its former auditors, Deloitte & Touche, LLP, described in this Information Statement under "Legal Matters." ante4's costs have totaled between $50,000 and $100,000.

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  ante4's 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

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  certain office furniture believed to be valued at less than $50,000;

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  The right granted to ante4 by Party to send up to six people to attend the "WPT Invitational" poker tournament.

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  ante4's Multi-Media Tail insurance coverage with Chartis Inc.

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  All accounts receivable due ante4 immediately before the effective time of the Merger with Plains Energy, other than any amounts due under an account that is part of assets of ante4 specifically excluded from the transfer to ante5. These accounts receivable totaled approximately $67,000 as of April 4, 2010.

Most of the above assets, including the Royalty Stream, are related to the WPT Business operated by ante4 prior to the Party Transaction. We intend to monetize and manage the ante5 Assets both before and after the spin-off.

        Indemnification of ante4 by ante5.    Pursuant to the distribution agreement with ante4, ante5 agreed to indemnify and hold harmless ante4 from and against any and all actions, threatened actions, costs, damages, liabilities and expenses, including but not limited to reasonable attorneys' fees, the reasonable fees of other professionals and experts, and court or arbitration costs that are suffered or incurred by ante4 and any of its past or present directors, officers, employees and agents and that relate to or arise from all or any of the following:

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  the operation or ownership of ante5's assets after the effective date of the Merger;

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  any action or threatened action made or asserted by any person (including, without limitation, any governmental entity) that relates to operation or ownership of the ante5's assets, or relates to any act or omission of ante4, in either case at any time on or before the closing date of the Merger; or

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  any tax liability of ante4 that is indemnifiable by ante5 pursuant to the distribution agreement.

ante5's obligation to indemnify ante4 for the second two items is limited to $2.5 million in the aggregate.

        Liabilities.    Pursuant to the distribution agreement with ante4, we assumed the following liabilities of ante4, described in detail in Schedule B to the distribution agreement:

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  ante4 continues to be obligated to indemnify Party under the purchase agreement for the Party Transaction which occurred in November 2009. For the initial two-year period after the closing of the Party Transaction, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure ante4's indemnification obligations under the purchase agreement for the Party Transaction. To the extent any proceeds of that escrow must be used to satisfy those indemnification obligations of ante4, the obligation to return those proceeds to Party will be treated as an assumed obligation of ante5.

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  ante5 assumed ante4's potential liability to pay fees to close the WPT China operations described in this information statement under "Business—WPT China," if the company currently running them does not satisfy all formal requirements in closing down the operations.

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  ante5 assumed ante4's responsibility for paying court costs and certain other out-of pocket expenses in connection with the litigation against Deloitte & Touche described in this information statement under "Legal Matters."

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  ante5 assumed all accounts payable of ante4 in existence immediately before the effective time of the Merger with Plains Energy, including but not limited to fees payable by ante4 to its lawyers, consultants and investment bankers (other than the brokerage commission incurred by ante4 in connection with the Merger). As of April 16, 2010, all invoiced accounts payable had been paid in full.

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  ante5 assumed all liabilities relating to any action or threatened action arising out of or pertaining to the spin-off, other than ante4's obligation to indemnify its officers and directors under its bylaws, applicable Delaware law or any written agreements.

Structure of the Spin-Off

        The spin-off will be accomplished through the distribution of stock of ante5 to stockholders of record of ante4 as of the record date of April 15, 2010. The distribution is intended to occur on the distribution date of [            ]. On that date, each holder of ante4 common stock will receive one share of our common stock for each share of ante4 common stock held and will retain such holder's shares of ante4 common stock. The distribution is subject to the satisfaction or waiver of certain conditions, which are described in this information statement under "Conditions to the Spin-off." Following the spin-off, ante4 will cease to own any equity interest in ante5, and ante5 will be an independent, publicly reporting company.

        ante4 stockholders will not be required to pay for shares of ante5 common stock received in the spin-off or to surrender or exchange shares of ante4 common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of ante4 stockholders will be required or sought in connection with the spin-off, and ante4 stockholders will have no appraisal rights in connection with the spin-off. The spin-off will not affect the number of outstanding shares of ante4 common stock or any rights of ante4 stockholders, although it will likely affect the market value of the outstanding ante4 common stock.

        Immediately following the spin-off, we expect that approximately 21,292,333 shares of ante5 common stock will be issued and outstanding, based on the distribution of one share of ante5 common stock for every share of ante4 common stock outstanding and the number of shares of ante4 common stock outstanding on April 15, 2010. We also expect to have approximately 1,885 stockholders of record, based on the number of stockholders of record of ante4 common stock on April 15, 2010.

Repurchase Right in the Event ante5 Shares Are Received by Plains Energy Stockholders

        Pursuant to the distribution agreement, the record date for the distribution of ante5 shares was April 15, 2010, the day before the closing of the Merger with Plains Energy. Therefore, the stockholders of Plains Energy who received ante4 shares in the Merger were not holders of record on the record date for the distribution and are not entitled to receive the ante5 shares in the spin-off. However, if the distribution cannot be completed within 60 days after the record date, then ante4 must establish a later record date for the distribution, in which case all of the holders of ante4 shares as of the delayed record date, including former shareholders of Plains Energy, would become entitled to receive the ante5 shares. Furthermore, in the event any shareholders of record as of the record date sell any of their ante4 common stock after the original record date of April 15, 2010, and new record date is thereafter established, such shareholder would no longer receive ante5 common stock with respect to such sold shares.

        In order to ensure that to the extent possible, only stockholders of record of ante4 prior to the Merger with Plains Energy receive the benefits of the spin-off, the stockholders of Plains Energy have agreed that, in the event they receive shares of ante5 in the spin-off for any reason, they will sell those ante5 shares back to ante5 at a price per share of $0.001 per share.

Manner of Effecting the Spin-Off

        The general terms and conditions relating to the spin-off are set forth in a distribution agreement between ante4 and us. Under the distribution agreement, the spin-off will be effective on the distribution date. As a result of the spin-off, each ante4 stockholder will be entitled to receive one share of our common stock for every share of ante4 common stock owned on the record date. As discussed under "—Trading of ante4 Common Stock After the Record Date and Prior to the Distribution," if a holder of record of ante4 common stock sells those shares in the "regular way" market after the record date and on or prior to the distribution date, that stockholder also will be selling the right to receive shares of our common stock in the distribution. The distribution will be made in book-entry form. For registered ante4 stockholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own ante4 common stock through a bank or brokerage firm, their shares of our common stock will be credited to their accounts by the bank or broker. See "—When and How You Will Receive ante5 Shares" below. Each share of our common stock that is distributed will be validly issued, fully paid and nonassessable. Holders of shares of our common stock will not be entitled to preemptive rights. See "Description of Capital Stock."

When and How You Will Receive ante5 Shares

        On the distribution date, ante4 will release its shares of ante5 common stock for distribution by Wells Fargo Bank, N.A., the distribution agent. The distribution agent will cause the shares of ante5 common stock to which you are entitled to be registered in your name or in the "street name" of your bank or brokerage firm.

        "Street Name" Holders.    Many ante4 stockholders hold ante4 common stock through an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. For stockholders who hold their shares of ante4 common stock in an account with a bank or brokerage firm, the ante5 common stock distributed to you will be registered in the "street name" of your bank or broker, who in turn will electronically credit your account with the ante5 shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers' accounts with ante5 common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having shares of ante5 common stock credited to your account.

        Registered Holders.    If you are the registered holder of shares of ante4 common stock and hold your shares of ante4 common stock either in physical form or in book-entry form, the shares of ante5 common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of ante5 common stock. Our distribution agent will send you a statement reflecting your ownership of our common stock.

        Direct Registration System.    As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock. The shares of our common stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spin-off. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. Contact information for our transfer agent and registrar is provided under "Questions and Answers About the Spin-Off." The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

No Further Spin-Offs

        We are effectuating the spin-off for the specific business purposes described herein under "The Spin-Off—Reasons for the Spin-Off." We will not further spin off our assets after the transactions contemplated hereby in order to form additional publicly-traded entities.

Market for Our Common Stock

        We expect to have approximately 21,292,333 shares of our common stock outstanding immediately after the spin-off, based upon the number of shares of ante4 common stock outstanding on April 15, 2010. The shares of our common stock distributed to ante4 stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended, or the Securities Act, and except for shares issued as restricted stock under our incentive plan. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and may include some or all of our directors and executive officers. Our affiliates will be permitted to sell their shares of ante5 common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

        Rule 144 will generally be available for the resale of our common stock by affiliates once 90 days have elapsed from the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, which is the date when the registration statement of which this information statement forms a part becomes effective. Under Rule 144, provided certain conditions are satisfied, an affiliate may sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the then-outstanding shares of common stock; and

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about us.

        There is currently no public market for our common stock. We have not applied to list or common stock on any securities exchange and, subject to completion of the spin-off, our common stock will trade on the "Pink Sheets" under the symbol "            ." Neither we nor ante4 can assure you as to the trading price of our common stock after the spin-off or as to whether the trading price of a share of ante4 common stock after the spin-off plus the trading price of one share of our common stock distributed for each share of ante4 common stock will not, in the aggregate, be less than the trading price of a share of ante4 common stock before the spin-off. The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops. See "Risk Factors—Risks Relating to Ownership of Our Common Stock." In addition, we cannot predict any change that may occur in the trading price of ante4's common stock as a result of the spin-off.

Trading of ante4 Common Stock After the Record Date and Prior to the Distribution

        If you owned shares of ante4 common stock at 5:00 p.m., New York City time, on the record date of April 15, 2010, and sell those shares on or prior to the distribution date, you will still be entitled to receive the number of shares of ante5 common stock in the spin-off based on the number of share of ante4 common stock held by you as of the record date. In the event ante4 has to set a new record date for the distribution, and if you sell your ante4 shares after the original record date of April 15, 2010, you will not be entitled to receive shares of ante5 common stock with respect to those shares of ante4 common stock that you sold after the original record date but before the new record date.

Treatment of Stock-Based Awards

        In connection with the spin-off and as contemplated by the distribution agreement, each option to purchase shares of ante4 common stock that is held by a director, officer or employee of ante4 and is outstanding on the distribution date (an "Original ante4 Option") will be replaced with both an adjusted ante4 stock option and a stock option to purchase one share of ante5 common stock (rounded in the aggregate to the nearest full share) for each share of ante4 common stock underlying the original ante4 stock option. Both options, when combined, will have terms that will be generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the value of the stock subject to the option, based on the ratio of the fair market value of one share of ante5 common stock being distributed to the fair market value of each share of ante4 common stock, at the time of the spin-off. The exercise price for such options, however, will be rounded up to the next higher whole cent. Both the adjusted and the substitute options will generally be made subject to the same terms and conditions as the original options. To the extent the options being replaced are vested, the replacement options will also be vested.

Conditions to the Spin-Off

        We expect that the spin-off will be effective on [            ], 2010. As provided in the distribution agreement, the spin-off is subject to the satisfaction or, if permitted under the agreement, the waiver, of the following conditions:

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  We will have filed our registration statement on Form 10 with The Securities and Exchange Commission (the "SEC"), of which this information statement forms a part, which will have become effective, and we will not have received a stop order from the SEC relating to the Form 10 or preventing this information statement from being mailed to stockholders of ante4;

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  All necessary regulatory approvals and consents of governmental entities and other third-parties having been received, except for any such approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either ante4 or ante5; and

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  ante4's board of directors having not reasonably determined in good faith that the spin-off would not be permitted under the Delaware General Corporation Law.

        ante4 will use its best efforts, and cooperate with ante5, to take all actions to cause the spin-off to be completed in the most expeditious manner practicable, including the satisfaction of the above conditions.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following is a summary of material U.S. federal income tax consequences relating to the spin-off. This summary is based on the Code, related U.S. Treasury regulations, and interpretations of the Code and the U.S. Treasury regulations by the courts and the IRS, in effect as of the date of this information statement, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to ante4 stockholders in light of their particular circumstances, nor does it address the consequences to ante4 stockholders subject to special treatment under the U.S. federal income tax laws (such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those ante4 stockholders who do not hold their ante4 common stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences.

        ANTE4 STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

        Stockholders could be subject to significant U.S. federal income tax liability.

        Taxation of Shareholders.    When ante4 distributes the stock of ante5 to shareholders of record as of April 15, 2010, in proportion to their ante4 shares, the fair market value of the stock will be taxable to the shareholders as a dividend, except as otherwise stated in the following section entitled "Effect of ante4 Earnings and Profits on Taxation of Dividend." Dividends are currently taxed under federal income tax law. This taxable result would occur because ante4 and ante5 do not meet the conditions for a tax-free spin-off of the ante5 stock.

        If the distribution of ante 5 is taxable as a dividend, each of the shareholders receiving ante5 stock would have tax basis in that stock, in an amount equal to the taxable dividend. As a result, any later sale of ante5 stock would be taxable only to the extent its selling price exceeds that basis. Also, the holding period of ante5 shares received by an ante4 shareholder will not include any period during which the shareholder held ante4 shares. However, the ante5 stock dividend would not affect the tax basis of the shareholders in their ante4 stock, unless the following section entitled "Effect of ante4 Earnings and Profits on Taxation of Dividend" applies. If the distribution of ante5 is taxable as a dividend, each of the shareholders receiving ante5 stock will receive a Treasury Form 1099-DIV reporting the amount, if any, of the taxable dividend.

        Effect of ante4 Earnings and Profits on Taxation of Dividend.    The taxable dividend results described above will occur only to the extent (if any) that ante4 has an amount of earnings and profits (either accumulated or for the current year) that exceeds the value of its non-cash assets transferred to ante5, net of the liabilities assumed by ante5. To the extent (if any) that the aggregate fair market value of the distributed ante5 stock exceeds those earnings and profits, if any, the excess amount: (a) would not be a dividend, (b) would be tax-free to the receiving shareholders (except as stated in the following sentence), and (c) would reduce the receiving shareholders' tax basis in their ante4 stock. Notwithstanding the preceding sentence, to the extent (if any) that the fair market value of ante5 stock received by a shareholder exceeds the tax basis of the shareholder's ante4 stock, that excess would be a taxable capital gain to the shareholder. If the distribution of ante5 stock is not a dividend, the shareholder's basis in that stock would be zero, plus the amount of any capital gain recognized under the preceding sentence.

        Taxation of ante4 on Distribution of ante5 Stock.    ante4 would be taxed on the distribution of ante5 stock to the shareholders, to the extent (if any) that the fair market value of the stock exceeds ante4's tax basis in the stock. That basis would be equal to ante4's tax basis in the net assets contributed to ante5.

        In connection with the spin-off, we and ante4 entered into the distribution agreement pursuant to which we agreed to be responsible for certain tax liabilities and obligations following the spin-off.

        Each ante4 stockholder is required to retain permanent records relating to the amount, basis and fair market value of our stock that they receive and to make those records available to the IRS on request of the IRS.

        THE FOREGOING IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH ANTE4 STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to ante4 stockholders who will receive shares of ante5 common stock in the spin-off. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any ante4 securities. We believe that the information contained in this information statement is accurate as of the date set forth on the front cover. Changes may occur after that date and neither ante4 nor we undertake any obligation to update the information, except to the extent applicable securities laws require us to do so.

 UNAUDITED PRO FORMA FINANCIAL DATA

        Presented below is the unaudited pro forma financial data of ante5, Inc., consisting of the unaudited pro forma condensed balance sheet of ante5, Inc. as of April 4, 2010. The unaudited pro forma condensed balance sheet presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and corresponding notes of Voyager Oil & Gas, Inc. ("Voyager") (formerly ante4, Inc.), included elsewhere in this information statement. The unaudited pro forma condensed balance sheet has been prepared giving effect to (1) the distribution and related transactions and (2) the Plains Energy Merger transaction as if they occurred on April 4, 2010.

        The unaudited pro forma condensed balance sheet included in this information statement has been derived from the unaudited condensed consolidated financial statements of Voyager, and does not purport to represent what our financial position actually would have been had the distribution and related transactions occurred on the date indicated, or to project our financial performance for any future period or our financial condition as of any future date.

	Voyager Historical April 4, 2010	Adjustments		Retained by Voyager	Pro forma ante5, Inc. April 4 2010
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$18,210			$17,476	$734	(1)
Investments in debt securities and related put rights	13,495			9,795	3,700
Note receivable from ante5	—	$500	(2)	500	—
Accounts receivable	229			—	229
Current portion of Peerless Media contingent consideration receivable	379			—	379
Other	229			229	—

Total current assets	32,542			28,000	5,042
Peerless Media contingent consideration receivable, net of current portion	7,199			—	7,199
Property and equipment, net	35			—	35

	$39,776			$28,000	$12,276

	Voyager Historical April 4, 2010	Adjustments		Retained by Voyager	Pro forma ante5, Inc. April 4, 2010
	(In thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$473			—	$473
Accrued payroll and related	5			—	5
Line of credit	2,436			—	2,436
Note payable to Voyager	—	$500	(2)	—	500
Operating lease reserve	502			$502	—
Royalties payable	415			—	415
Deferred liability on Peerless Media Ltd. contingent consideration receivable	—	3,144	(3)	—	3,144
Other accrued expenses	141			70	71

	3,972			572	7,044
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—			—	—
Common stock, $0.001 par value; authorized 100,000 shares; 21,292 shares issued and outstanding	21			21	21
Additional paid-in capital	45,938	3,144	(3)	37,562	5,211
Deficit	(10,156)			(10,156)	—
Accumulated other comprehensive gain (loss)	1			1	—

	35,804			27,428	5,232

	$39,776			$28,000	$12,276

(1)
Cash and cash equivalents were approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date.

(2)
To record the one-year note payable by ante5 to Voyager pursuant to the distribution agreement.

(3)
To record the deferred tax liability associated with the contingent consideration in connection with the Party Transaction, as the availability of Voyager's net operating loss (NOL) to ante5 is eliminated as of the date of the closing of the Merger and spin-off and will no longer have an offsetting effect.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Background

        The historical financial statements included in this Information Statement are the financial statements of our predecessor company, ante4, Inc. ("ante4"). ante4 formerly operated as WPT Enterprises, Inc. and created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the "WPT Business"). On November 2, 2009, ante4 closed a transaction (the "Party Transaction") with Peerless Media Ltd., a subsidiary of PartyGaming, PLC ("Party"). In the Party Transaction, ante4 sold substantially all of its operating assets other than cash, investments and certain excluded assets to Party (the "Party Transaction"). As a result of closing the Party Transaction, after November 2. 2009, ante4 no longer operated the substantial portion of the WPT Business. However, in connection with the Party Transaction, ante4 retained the assets that were excluded from the Party Transaction.

        On April 16, 2010, ante4 closed a transaction pursuant to which Plains Energy Investments, Inc. ("Plains Energy"), a privately-held oil and gas exploration company, was merged with and into a wholly-owned subsidiary of ante4 (the "Merger"). As a result of the Merger with Plains Energy, the stockholders of Plains Energy were issued shares of ante4's common stock equal to approximately 51% of ante4's total outstanding common stock after the Merger. Before the Merger with Plains Energy became effective, ante4 transferred substantially all of its non-cash assets and some cash for working capital (together, the "ante5 Assets") to our company, a wholly-owned subsidiary of ante4. The transfer of the ante5 Assets was made with the intent of consummating the spin-off of our shares to the ante4 shareholders of record on April 15, 2010, prior to the consummation of the Merger. After the spin-off, we will become a separate publicly reporting U.S. company. See "The Spin-Off."

Our Current Business

        Our assets and liabilities are described under "The Spin-Off—Transfer of Assets and Assumption of Liabilities." Our non-cash assets mainly consist of assets relating to the WPT Business that were excluded from the Party Transaction and thus were not sold to Party. We do not operate an active business, and we do not intend to continue to operate or acquire an active business. Our activities are focused on to monetizing and managing the ante5 Assets, and minimizing the impact of the liabilities we have assumed, both before and after the spin-off.

        The principal ante5 Assets consist of the following:

  •
  5% of gross gaming revenue and 5% of other revenue of Party generated by the WPT Business and other assets ante4 sold to Party in the Party Transaction (the "Royalty Stream"). Party has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. However, the Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElektraWorks Ltd., and does not represent a financial obligation of PartyGaming, PLC. Through November 2, 2011, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure ante4's indemnification obligations under the purchase agreement for the Party Transaction. In addition, our President, Chief Executive Officer and Secretary, Steve Lipscomb, will receive 5% of the Royalty Stream in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by ante4's Board of Directors in February 2009.

  •
  Cash and cash equivalents of approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, we must repay $500,000 borrowed from ante4 pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum.

  •
  The right to receive any and all of the proceeds received by ante4 with respect to auction rate securities in the amount of approximately $3,700,000 now held by ante4 in its account with UBS Financial Services. ante4 expects to receive those proceeds in full, net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,435,999, in June 2011, which would result in net cash proceeds to us of approximately $1.3 million.

  •
  Contingent claims and interests relating to (a) to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series; (b) WPT China, a business segment of ante4 for which most activities were shut down in March 2009; (c) Cecure Gaming, for which ante4 was entitled to 50% of the net revenues and an 8% ownership interest, but whose business is currently in receivership in the British equivalent of a bankruptcy proceeding; and (d) a lawsuit currently pending against ante4's former auditors, Deloitte & Touche, LLP, described elsewhere in this Information Statement.

        In connection with the transfer of the ante5 Assets to us, we assumed certain liabilities of ante4 relating to the previous WPT business. We also agreed to indemnify ante4 and related individuals from liabilities and expenses relating to operations of ante4 prior to the effective date of the Merger, operation or ownership of ante5's assets after the Merger effective date, and certain tax liabilities of ante4. ante5's obligation to indemnify ante4 is limited to $2.5 million in the aggregate. See "The Spin-Off."

Factors Affecting the Historical Financial Statements and Pro Forma Unaudited Financial Statements

        Following the Party Transaction in November 2009 and the transfer to us of the non-cash assets of ante4 prior to its Merger with Plains Energy in April 2010, our principal business asset consists of the Royalty Stream, in addition to the other ante5 Assets described above. Although there is a possibility of realizing some future revenues or other payments from the ante5 Assets other than the Royalty Stream, no such revenues can be assured, and management believes the principal value in the business of ante5 is derived from the Royalty Stream.

        In evaluating the prospects of the revenues from the Royalty Stream, investors should consider that the historical financial statements reflect the historical results of the WPT Business for the applicable period. The Royalty Stream will represent 5% of gross gaming revenue and 5% of other revenue derived by Party from this business, with a minimum guaranteed payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the Party Transaction. The amount of such payments will depend upon the future results of the WPT Business as operated by Party. Historical revenues of ante4 may or may not be indicative of future revenues, subject to Party's discretion, uncertainties of operating the business, and other factors over which we will have no control.

        Investors should also consider that the liabilities assumed by ante5 as described above may result in losses that could offset the income derived from the Royalty Stream or other ante5 Assets. For example, for the two year period following the closing of the Party Transaction, 20% of the proceeds from the Royalty Stream will be placed into an escrow account to settle ante4's indemnification obligations, if any, arising under the purchase agreement with Party and the related ancillary agreements.

        Under "Pro Forma Unaudited Financial Statements" in this Information Statement, we have included a pro forma condensed unaudited balance sheet of ante5 as of April 4, 2010, as if the Merger with Plains Energy and the spin-off had occurred as of April 4, 2010. We currently have a negative working capital balance. See "Liquidity and Capital Resources—Pro Forma Balance Sheet and ante5 Liquidity" below.

Valuation of the Royalty Stream

        As of April 4, 2010, the Royalty Stream is reflected on the unaudited condensed consolidated balance sheet of ante4 and our pro forma unaudited condensed balance sheet with a value of approximately $7.6 million. ante4 engaged BDO Valuation Advisors, LLC ("BDO") to ascertain the value of the Royalty Stream for purposes of its financial statements. BDO's valuation of the Royalty Stream was based on assumptions and projections informed by ante4's historical financial performance, as well as assumptions based on future events that may turn out to be invalid or untrue. Therefore, the value of the Royalty Stream over time may differ significantly from the value recorded on our balance sheet, which could negatively affect our financial condition and results of operations.

        In its projections of future revenues from various aspects of the WPT Business, prior management of ante4 considered the following factors, among others:

  •
  ante4 entered into its investment relating to the ClubWPT business via joint venture with a third-party company. Management believes the ClubWPT revenues will decrease significantly in the next few years, as the third-party joint venture partner is struggling financially to meet payment obligations.

  •
  Management does not expect international event hosting and sponsorship revenues to continue in future periods. Management expects U.S. hosting and sponsorship activities to continue; however, fees and the number of annual events are expected to decrease.

  •
  Management expects future product licensing revenue to be significantly less than recent historical revenue, as approximately 60% of these revenues in 2009 and 2008 were due to royalties received from sales of the "Hands On" mobile game, and sales of this game began to decline in 2009.

  •
  Management expects domestic and international television sponsorship revenues to decrease dramatically and quickly.

  •
  As of the valuation date, ante4 was not deriving revenues from online gaming. However, Party Gaming launched a gaming website utilizing the WPT Assets in January 2010. Management expects the online gaming website revenues to increase significantly in the next several years due to the high visibility of the World Poker Tour trade name and Party Gaming's expertise related to building the infrastructure of the website and the overall brand.

In evaluating the value of the Royalty Stream, investors in ante5 common stock should consider that ante5 management has no control over the operation of the WPT Business by Party, and thus management can make no prediction as to the ultimate results of these operations.

Business Segments of our Previous Business

        ante4 formerly operated through four business segments, WPT Studios, WPT Online, WPT Global Marketing and WPT China, which are reflected in the ante4 financial statements:

        WPT Studios, a multi-media entertainment division, generated revenue through domestic and international television licensing, domestic and international television sponsorship, as well as host fees from casinos and card rooms that hosted televised events. As part of the Party Transaction, ante4 sold substantially all of the assets related to WPT Studios. The revenues from Party's continued operation of this segment are the principal revenues on which the Royalty Stream will be based in future periods.

        WPT Online included the online poker club ClubWPT.com that generated revenue from subscriptions, which began operations in January 2008, ante4's international poker and casino real money gaming websites which were terminated in November 2008, and an online merchandise store. In this segment, the revenues from Party's operation of ClubWPT.com and the online merchandise store are included in the revenues on which the Royalty Stream will be based in future periods.

        WPT Global Marketing included branded consumer products, sponsorships and event management. Branded consumer products generated revenue from the licensing of ante4's brand to companies seeking to use the World Poker Tour brand and logo in the retail sales of their consumer products. Sponsorship and event management generated revenue through corporate sponsorship and management of televised and live events. The revenues from Party's continued operation of this segment are generally included in the revenues on which the Royalty Stream will be based in future periods. However, ante4's interest in the following operations that were part of this segment were excluded from the Party Transaction and continue to be part of the WPT Assets that constitute our business (i.e., ante5): (a) claims to payments previously owed to ante4 by Xyience, Inc., a former sponsor of the WPT television series that was part of the WPT Business, (b) ante4's previous interest in Cecure Gaming, a company that designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices and (c) ante4's 25% royalty participation, in perpetuity, in the net proceeds of Poker Royalty, LLC, a poker talent management company.

        WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game "Tuo La Ji" or "Traktor Poker"™ in online and mobile games. This segment began generating revenue in January 2009 but was discontinued in March 2009. ante4's interest in this business was excluded from the Party Transaction and continues to be part of the WPT Assets that constitute our business (i.e., ante5). In the ante4 financial statements, the historical results of WPT China have been reclassified as a discontinued operation.

Results of Operations of Historical Business

        The following discussion relates to the historical operations and financial statements of ante4, Inc., our predecessor company, for the year ended January 3, 2010 (fiscal 2009), the year ended December 28, 2008 (fiscal 2008) and for the three months ended April 4, 2010 and March 29, 2009. When we are describing our historical business, the terms "us," "we" and "our" refer to ante4, which operated this business prior to the Merger with Plains Energy.

  Three Months ended April 4, 2010 and March 29, 2009

        Revenues.    We had no revenues in the first quarter of 2010 as a result of the Party Transaction in November 2009 in which we sold our operating businesses that had been producing revenues. Our revenues in the 2009 period resulted from the operation of the WPT Business.

        Selling, General and Administrative Expense.    Selling, general and administrative expense decreased to $857,000 in the first quarter of 2010, from $3,183,000 in the 2009 period. In the 2010 period, following the Party Transaction, we had no operational expense, which was $151,000 in 2009. We also had no sales and marketing expense in the 2010 period, compared to $795,000 in the 2009 period. General administrative expenses decreased to $857,000 in the 2010 period from $2,237,000 in 2009. The 2009 costs included $260,000 of higher bad debt expense from the third party system provider for ClubWPT.

        Other Income.    Net interest income decreased $14,000 in the first quarter of 2010 compared to the 2009 period, primarily due to lower interest rates.

        Income Taxes.    The Company expects to pay federal alternative minimum tax on the utilization of net operating losses in 2009 and California income taxes due to the suspension of the availability of net operating losses in 2009. The income tax benefit for the three months ended March 29, 2009 is based on the estimated effective income tax rate for 2009.

        Discontinued WPT China Operations.    In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business were greater than the Company was willing to expend. In March 2009, the Company shut down the operations of WPT China, resulting in characterization of this business as discontinued operations. We incurred $1.0 million in loss from discontinued operations in the first quarter of 2009.

  Years ended January 3, 2010 and December 28, 2008

        Revenues and Costs of Revenues.    The following table sets forth revenue and cost of revenue information for our three business segments that were classified as continuing through the Party Transaction (amounts in thousands):

	Fiscal Year Ended
	January 3, 2010*	% of Revenues	December 28, 2008	% of Revenues
WPT Studios:
Domestic sponsorship	$3,125	26%	$—	—%
Domestic license	—	—%	5,400	50%
International sponsorship	7,573	62%	2,894	27%
International license	916	7%	1,545	14%
Event hosting and sponsorship	625	5%	1,010	9%

	12,239	100%	10,849	100%
Cost of revenues	3,211	26%	5,978	55%

Gross profit	$9,028	74%	$4,871	45%

WPT Online:
Online gaming	$325	13%	$1,045	63%
Non-gaming	2,124	87%	608	37%

	2,449	100%	1,653	100%
Cost of revenues	1,297	53%	984	60%

Gross profit	$1,152	47%	$669	40%

WPT Global Marketing:
Product licensing	$1,406	67%	$2,483	83%
Event hosting and sponsorship	701	33%	496	17%

	2,107	100%	2,979	100%
Cost of revenues	160	8%	288	10%

Gross profit	$1,947	92%	$2,691	90%

*
Effectively through November 2, 2009, the date of the closing of the Party Transaction.

        WPT Studios.    Segment revenues, including combined domestic and foreign television revenues, increased $1,390,000 to $12,239,000 in 2009, from $10,849,000 in 2008. Domestic television revenues decreased $2,275,000 in 2009 compared to 2008. The sponsorship fees received per episode in 2009 for Season Seven of the WPT television series under our license agreement with Fox Sports Net were lower than the license fees received for Season Six in 2008 under our license agreement with Game Show Network. The sponsorship fee per one-hour episode for Season Seven was $125,000 compared to a license fee of $300,000 per two-hour episode for Season Six. In 2009, we aired 26 one-hour episodes of Season Seven compared to the delivery of 18 two-hour episodes of Season Six in 2008. International television revenues increased $4,050,000 in 2009 compared to 2008. International television sponsorship revenues increased $4,679,000 in 2009 compared to 2008, as we had greater distribution of Seasons Four, Five and Six of the WPT television series and PPT Season One in territories covered by the PartyGaming sponsorship contract. We also received international television sponsorship revenues for Season Seven of the WPT television series from PokerStars. International television licensing revenues decreased $629,000 in 2009 compared to 2008 as a result of fewer international territories accepting license arrangements and the substitution of sponsorship arrangements for license arrangements in many territories. WPT television series hosting fees decreased by $375,000 in 2009 due to lower per episode hosting fees in Season Seven.

        During 2009, our sources of revenue changed from primarily licensed-based revenues from the sale of our programming to television networks to primarily sponsorship-based revenues. Sponsors pay to appear in the show, and television networks air the program for free, or we pay a fee to television networks to air the program.

        Television cost of revenues decreased $2,767,000 in 2009 compared to 2008 despite higher revenues in 2009 compared to 2008, due to higher gross margins for Season Seven of the WPT television series compared to Season Six. Television gross profit margins were 74% in 2009 compared to 45% in 2008.

        WPT Online.    Online revenues increased $796,000 to $2,449,000 in 2009, from $1,653,000 in 2008. Online gaming revenues decreased $720,000 between years. In 2009, our online gaming revenues were derived from affiliate revenues whereas in 2008 our online gaming revenues were derived from the WPT-branded online gaming website. In November, 2008, we terminated the WPT-branded online gaming website.

        Non-gaming revenues increased $1,516,000 between years due to increased membership in ClubWPT.com which was launched in the first quarter of 2008. ClubWPT.com gross profit margins increased to 47% in 2009 as total membership increased, and we realized improved gross profit margins from economies of scale.

        WPT Global Marketing.    Global marketing revenues decreased $872,000 to $2,107,000 in 2009, from $2,979,000 in 2008. A decrease in product licensing revenues in 2009 was partially offset by an increase in international event hosting and sponsorship revenues. There was a decrease in product licensing revenues in 2009 from one significant licensee that was partially offset by higher product licensing revenues from another significant licensee. Hosting and sponsorship revenues increased in 2009 due to the addition of increased non-televised sponsored events internationally. Global marketing gross profit margins increased to 92% in 2009 from 90% in 2008.

        Selling, General and Administrative Expense.    The following table sets forth selling, general and administrative expense information for our three continuing business segments (amounts in thousands):

	Fiscal Year Ended
	January 3, 2010	December 28, 2008	% Change
Operational expenses	$424	$1,399	(70)%
Selling and marketing expenses	1,560	5,145	(70)%
General and administrative expenses	9,844	12,782	(23)%

	$11,828	$19,326	(39)%

        Selling, general and administrative expense decreased $7,498,000 to $11,828,000 in 2009, from $19,326,000 in 2008. Selling, general and administrative expense consists of operational costs to manage websites and software, sales and marketing expenses and general and administrative expenses.

        Operational expenses decreased $975,000 in 2009. Costs associated with our domestic website were lower in 2009 primarily due to lower maintenance costs. Costs associated with our WPT-branded online gaming website were lower in 2009 because we terminated our WPT-branded online gaming website in November 2008.

        Sales and marketing expenses decreased $3,585,000 in 2009. The decline in sales and marketing expenses were a result of 1) lower commission costs related to the lower licensing revenues; 2) lower costs associated with our domestic website due to the shutdown of our WPT-branded online gaming website as this site was heavily marketed during the first half of 2008; and 3) the termination of our spokesperson contract with Antonio Esfandiari.

        General and administrative expenses decreased $2,938,000 in 2009. The decrease was primarily due to 1) personnel reductions in 2008 that resulted in lower payroll and related costs in 2009; 2) a decrease in rent related to a lease abandonment provision; 3) costs to terminate our agreements with CryptoLogic in 2008 and 4) a change in Board of Director compensation that decreased Board-related costs in 2009.

        Asset Impairment.    We recorded a $1,923,000 impairment charge against our investment in Cecure Gaming in the third quarter of 2008 due to difficulties Cecure Gaming was having in obtaining working capital to finance their business development over the next several years that resulted in a significant reduction in staffing. Financing difficulties continued into 2009, and we recorded an additional $1,000,000 impairment charge in first quarter of 2009. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge.

        Other Income.    Net interest income decreased $814,000 in 2009 compared to 2008, primarily due to lower interest rates and lower average balances of investments in cash equivalents and debt securities.

        Income Taxes.    The Company expects to pay federal alternative minimum tax on the utilization of net operating losses in 2009 and California income taxes due to the suspension of the availability of net operating losses in 2009. The income tax expense for 2009 is $631,000. There was no income tax expense in 2008 due to the loss for the period.

        Discontinued WPT China Operations.    The following table sets forth selling, general and administrative expense information for our discontinued business segment (amounts in thousands):

	Fiscal Year Ended
	January 3, 2010	December 28, 2008	% Change
Operational expenses	$57	$175	(67)%
Selling and marketing expenses	247	687	(64)%
General and administrative expenses	503	1,542	(67)%
Shut down provision	306	—	—%

	$1,113	$2,404	(54)%

        In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business were greater than the Company was willing to expend. In March 2009, we began the shut down process of the operations of WPT China. As part of shutting down this business, we transferred the assets we owned related to the WPT China business to our partners in China, Big Turn Entertainment and Sports (ASIA), Ltd. in exchange for a 10% interest in the entity that was to operate the WPT China business moving forward. That interest was not sold to Party as part of the Party Transaction.

        We incurred $807,000 in 2009 and $2,404,000 in 2008 of selling, general and administrative expenses. We also incurred $306,000 of costs in 2009 to shut down the WPT China operations. The 2008 expenses were higher as a result of higher payroll costs and higher Traktor Poker Tour fees.

Liquidity and Capital Resources

        Historical Balance Sheets.    At the closing of the Party Transaction on November 2, 2009, Party paid ante4 approximately $11.2 million in cash, representing $12.3 million less a $1.0 million payment by Party in August 2009, less the amount of certain obligations of PartyGaming or its affiliates accruing or paid to the Company from July 10, 2009 through the closing date.

        In 2009, cash and cash equivalents and investments in debt securities and put rights increased $15.4 million to a combined balance of $32.4 million. As of April 4, 2010, this combined balance was $31.7 million. As of April 4, 2010, ante4 had borrowed $2.5 million from the broker that holds ante4's ARS portfolio, the proceeds of which are reflected in ante4's cash and investment balances. Net cash provided by (used in) operating activities was $(465,000) for the three months ended April 4, 2010 and $154,000 for the three months ended March 29, 2009. The net cash used in operating activities makes up a portion of the net loss of the Company during the quarter. Net cash provided by (used in) investment activities was $2.0 million for the three months ended April 4, 2010 and $(59,000) for the three months ended March 29, 2009. Cash provided by investment activities is primarily attributable to the sale of available for sale debt securities. Net cash provided by (used in) financing activities was $(102,000) for the three months ended April 4, 2010 and $2.6 million for the three months ended March 29, 2009. Net cash used in financing activities was primarily attributable to repayments under the operating line of credit.

        Cash flows from operating activities of continuing operations were $4,857,000 in fiscal 2009 compared to ($12,642,000) in fiscal 2008. Reductions in production costs and selling, general and administrative expenses in 2009 were the primary reasons for the increased positive cash flows between years. Cash flows from investing activities of continuing operations decreased to $5,017,000 in 2009 from $20,645,000 in 2008. The decrease was principally caused by fewer net redemptions of investments in 2009 and increased purchases of marketable securities. Cash flows from financing activities increased to $2,549,000 from ($37,000) in 2008. The 2009 cash flows were from the drawdown of the line of credit in February 2009.

        As of April 4, 2010, ante4 had $3.7 million invested in ARS and rights to put the ARS back to UBS. Historically, ARS had been liquid with interest rates resetting every 7 to 35 days by an auction process. However, beginning in February 2008, auctions for ARS held by ante4 failed as a result of liquidity issues experienced in the global credit and capital markets. An auction failure means that the amount of securities submitted for sale exceeds the amount of purchase orders and the parties wishing to sell the securities are instead required to hold the investment until a successful auction is completed. The ARS continue to pay interest in accordance with the terms of the underlying security; however, liquidity will continue to be limited until there is a successful auction or until such time as other markets for ARS develop.

        ante4 entered into an agreement with UBS that requires UBS to buy the ARS from ante4 at par during the period June 30, 2010 to July 2, 2012. ante4 is required to sell the ARS to UBS prior to that period if they decide to buy the ARS at par value for any reason. UBS provided ante4 with a line of credit, secured by ARS held by UBS, equal to 75% of the fair value of the ARS. ante4 borrowed $2,661,000 under the line of credit agreement in February 2009. At April 4, 2010, $2,436,000 was outstanding under the line of credit.

        Pro Forma Balance Sheet and ante5 Liquidity.    Before the Merger with Plains Energy became effective on April 16, 2010, ante4 transferred the ante5 Assets, consisting of substantially all of ante4's non-cash assets and some cash for working capital to our company. Pursuant to the distribution agreement, ante4 retained $27.5 million in cash and cash equivalents.

        In connection with the transfer of certain assets to us as of April 16, 2010, ante4 retained ARS in the amount of approximately $3,700,000 held by ante4 in its account with UBS Financial Services. ante4 expects to receive full payment on these securities, net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,436,000, in June 2010, which would result in net cash proceeds of approximately $1.3 million. However, under the distribution agreement, we have the right to receive any and all of the proceeds received by ante4 with respect to the ARS.

        Our cash and cash equivalents were approximately $206,000 as of April 16, 2010. Accounts payable were approximately $316,000 as of April 16, 2010, and an additional approximately $282,000 in accounts payable were accrued since that date. Furthermore, we must repay $500,000 borrowed from ante4 pursuant to a promissory note due April 16, 2011, which accrues interest at a rate of two percent (2%) per annum. Therefore, we currently have a negative working capital balance. Although we anticipate that we will receive enough cash from operations and from payments made to us in connection with ante4's sale of auction rate securities (as further described above) to sustain our business operations for at least the next 12 months, there can be no assurances that we will have enough cash to sustain our operations. If we need to raise working capital, we may need to seek to sell additional equity securities, issue debt or convertible securities or seek to obtain credit facilities through financial institutions, the availability of which is highly uncertain.

Off-balance Sheet Arrangements

        We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

        The following is a discussion of the methods, estimates and judgments that ante4, our predecessor company, has used in applying its accounting policies. Such methods, estimates and judgments have a significant impact on the results reported in ante4's historical financial statements. Some of ante4's accounting policies have required it to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. When describing our historical financial statements, the terms "us," "we" and "our" refer to ante4.

        Investments in Debt Securities and Put Rights.    We account for our investments in debt securities in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 320, "Investments—Debt and Equity Securities. Our investment portfolio includes investments in auction rate securities and rights to sell ARS to the broker that holds the ARS. As a result of the agreement with UBS that requires UBS to buy the ARS from us at par during the period June 30, 2010 to July 2, 2012, the securities were classified as short-term investments in debt securities at April 4, 2010. See Note 4 to the unaudited condensed consolidated financial statements for further discussion of the ARS investment.

        Income Taxes.    We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Significant changes to these estimates may result in an increase or decrease to income tax expense in a subsequent period.

        Each quarter, we assess the likelihood that we will be able to recover our net deferred tax assets. If recovery is not likely, we increase income tax expense by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. However, should there be a change in our ability to recover our deferred tax assets, we would reverse the valuation allowance and we would record a credit in income tax expense. We had fully reserved our net deferred tax assets because it is our judgment that it is more likely than not that our net deferred tax assets will not be recovered in the foreseeable future. Pursuant to the Merger and spin-off, ante5 will not have the benefit of the ante4 net operating losses and a deferred tax liability related to the Royalty Stream contingent consideration has been recorded in the unaudited proforma condensed balance sheet of ante5, Inc. as of April 4, 2010.

        The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions, if any, based on the process prescribed in the interpretation. We reevaluate any uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

        Television Revenues and Costs.    We expensed the cost of producing the WPT and PPT television series over the applicable life cycle of the television series based upon the ratio of the current period's gross revenues to the estimated remaining total gross revenues ("Ultimate Revenues") for each season. If our estimate of Ultimate Revenues decreased, amortization of television costs was accelerated. Conversely, if estimates of Ultimate Revenues increased, television cost amortization was slowed. For television series, we included revenues that were earned within three years of the delivery of the first episode.

        Revenue Recognition.    We had revenue recognition policies for its various business segments that were appropriate to the circumstances of each business. See Note 2 to the Consolidated Financial Statements for our revenue recognition policies. Licensing advances and guaranteed payments collected, but not yet earned, as well as casino host fees and sponsorship fees collected prior to the airing of episodes, were classified as deferred revenue in the consolidated balance sheets.

        We recognized domestic television license revenues upon the receipt and acceptance of completed episodes by the Travel Channel and GSN. However, due to restrictions and practical limitations applicable to our operating relationships with foreign networks, we did not consider collectability of international television license revenues to be "reasonably assured," and accordingly, we did not recognize such revenue unless payment was received. Additionally, we presented certain international distribution license fee revenues net of the distributor's fees, as the distributor was the primary obligor in the transaction with the ultimate customer.

        Event hosting fees were paid by host casinos for the privilege of hosting the events and were recognized as the episodes that feature the host casino were aired. Sponsorship revenues were recognized as the episodes that feature the sponsor were aired.

        Product licensing revenues were recognized when the underlying royalties from the sales of the related products were earned. We recognized minimum revenue guarantees, if any, ratably over the term of the license or as earned based on actual sales of the related products, if greater. We presented product licensing fees gross of licensing commissions, which were recorded as selling, general and administrative expenses since we were the primary obligor in the transaction with the ultimate customer.

        Online gaming revenues were recognized monthly based on statements received from CryptoLogic, our online gaming service provider for online poker and casino activity. We presented online gaming revenues gross of service provider costs (including the service provider's management fee, royalties and credit card processing that are recorded as cost of revenues) as we had the ability to adjust price and specifications of the online gaming site, we bore the majority of the credit risk and we were responsible for the sales and marketing of the gaming site. We included certain cash promotional expenses related to free bets and deposit bonuses along with customer chargebacks as direct reductions of revenue. All other promotional expenses were generally recorded as sales and marketing expenses.

        Subscription revenues were recognized monthly based on statements received from Centaurus, our subscription-based online service provider. We present subscriptions revenues gross of service provider costs (including the service provider's management fee, content fees and credit card processing fees that are recorded as cost of revenues) as we had the ability to adjust specifications of the game site, we bore the majority of the credit risk and we were responsible for the sales and marketing of the gaming site. All other promotional expenses were generally recorded as sales and marketing expenses.

        Share-Based Compensation.    Determining the appropriate fair-value model and calculating the fair value of employee stock options and rights to purchase shares under stock purchase plans at the date of grant requires judgment. We use the Black-Scholes option pricing model to estimate the fair value of these share-based awards. Option pricing models, including the Black-Scholes model, also require the use of input assumptions, including expected volatility, expected life, expected dividend rate and expected risk-free rate of return. The assumptions for expected volatility and expected life are the two assumptions that significantly affect the grant date fair value. Changes in the expected dividend rate and expected risk-free rate of return do not significantly impact the calculation of fair value and determining these inputs is not highly subjective.

        We do not believe that our historical share option exercise data provides us with sufficient evidence to estimate expected term. Therefore, we use the simplified method of calculating expected life described in the SEC's SAB 107. In December 2007, the SEC issued SAB 110 to amend the SEC's views discussed in SAB 107 regarding the use of the simplified method in developing an estimate of expected life of share options. SAB 110 was effective for us beginning in the first quarter of 2008. We will continue to use the simplified method until we have the historical data necessary to provide a reasonable estimate of expected life, in accordance with SAB 107, as amended by SAB 110.

        In addition, we are required to develop an estimate of the number of share-based awards that will be forfeited due to employee turnover. Quarterly adjustments in the estimated forfeiture rates can have a significant effect on reported share-based compensation, as we recognize the cumulative effect of the rate adjustments for all expense amortization in the period in which the estimated forfeiture rates are adjusted. We estimate and adjust forfeiture rates based on a quarterly review of recent forfeiture activity and expected future employee turnover. If a revised forfeiture rate is higher than our previously estimated forfeiture rate, we make an adjustment that will result in a decrease in the expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, we make an adjustment that will result in an increase in the expense recognized in the financial statements. The effect of forfeiture adjustments in 2008 was significant due to an unplanned employee lay off in the second and third quarters of 2008.

        As a result of the Party Transaction in November 2009, all employee options other than those held by our President, Chief Executive Officer and Secretary, Steve Lipscomb, vested at the date of closing. Thus, the remaining expense associated with the outstanding options as of January 3, 2010 was recorded in 2009. See Note 9 to the Consolidated Financial Statements for further discussion of the share based compensation expense in 2009.

Recently Issued Accounting Pronouncements

        There are no recently issued accounting pronouncements not yet effective or adopted that we currently believe are likely to have a significant effect on our future financial statements.

 MANAGEMENT

        The following table sets forth the name and position of each of our current directors and executive officers. Each director has been a director of ante5 since its formation in April 2010.

Name and Age of Director or Executive Officer	Principal Occupation, Business Experience For Past Five Years and Directorships of Public Companies
Lyle Berman Age 68	Member of the Board of ante5 since its formation. Chairman of the Board and Executive Chairman of ante4 from its inception in March 2002 and Executive Chairman since April 1, 2005. Mr. Berman served as ante4's Chief Executive Officer from February 25, 2004 until April 1, 2005. Since January 1999, Mr. Berman has served as the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. ("Lakes"), a publicly-held company that develops and manages Indian-owned casinos. From November 1999 until May 2000, Mr. Berman served as President of Lakes. Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. from October 1991 through December 1998. Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000. Lyle Berman is the father of Bradley Berman, who serves as a member of the Board. We believe Mr. Berman's qualifications to sit on our Board include his decades of experience in owning, operating and managing a wide variety of companies both large and small, public, and private, in industries as diverse as gaming, television production, restaurants and apparel.
Steven Lipscomb Age 48

Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, and Secretary of ante5 since its inception. Chief Executive Officer of ante4 from April 1, 2005 to April 16, 2010 and ante4's President and Founder from inception in March 2002 until April 16, 2010, and a Director since its inception in March 2002. Mr. Lipscomb previously served as Chief Executive Officer of ante4's predecessor company, World Poker Tour, LLC, from March 2002 until February 24, 2004. Mr. Lipscomb is the creator and Executive Producer of the World Poker Tour television series. Prior to forming World Poker Tour, LLC, Mr. Lipscomb was an independent producer through his company, Lipscomb Entertainment, producing and directing award-winning television shows and films. We believe Mr. Lipscomb's qualifications to sit on our Board include his experience owning and operating his own film and television production company, as well as his eight years of experience as a senior executive of the Company.

Bradley Berman Age 39

Member of the Board of ante5 since its formation. Member of the Board of ante4 since August 2004. Mr. Berman is President of King Show Games, Inc., a company he founded in 1998. King Show Games leverages the trends in the video slot machine arena. He served as Vice President of Gaming with Lakes from 1998 until 2004 when he reduced his role to Gaming Product Specialist in order to devote more time to King Show Games, Inc. Bradley Berman is the son of Lyle Berman, our Executive Chairman. We believe Mr. Berman's qualifications to sit on our Board include his experience owning and operating gaming companies and his years of experience working in strategic and management roles at Lakes.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Board of Directors are independent directors. Going forward, we anticipate that Steve Lipscomb will not participate in Board discussions regarding his compensation as our Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

        Our Board of Directors has adopted a related party transaction policy whereby any proposed transaction between us and any senior officer or director, any stockholder owning in excess of 5% of our (or our controlled affiliates') stock, immediate family member of a senior officer or director, or an entity that is substantially owned or controlled by one of these individuals, must be approved by a majority of the disinterested members of the Board of Directors. The only exceptions to this policy are for transactions that are available to all our employees generally or involve less than $25,000.

        Similarly, if a significant opportunity is presented to any of our senior officers or directors, such officer or director must first present the opportunity to the Board of Directors for consideration.

        At each regularly scheduled meeting of the Board of Directors, the Board meets with our management to discuss any proposed related party transactions. A majority of disinterested members of the Board must approve a transaction for us to enter into it. If approved, management will update the Board with any material changes to the approved transaction at its regularly scheduled meetings.

Related Party Transactions

        Our President, Chief Executive Officer, Chief Financial Officer and Secretary, Steve Lipscomb, will receive 5% of the Royalty Stream in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by ante4's Board of Directors in February 2009.

 EXECUTIVE COMPENSATION

Employee Compensation

        As described in this information statement under "Compensation Committee Interlocks and Insider Participation," our President, Chief Executive Officer, Chief Financial Officer and Secretary, Steve Lipscomb, will receive 5% of the Royalty Stream in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by ante4's Board of Directors in February 2009. Mr. Lipscomb also receives an annual salary of $50,000.

        We engaged KSNE2 Enterprises, Inc., a certified public accounting consulting firm ('KSNE2'), to provide financial, auditing, and bookkeeping services to us, pursuant to a Engagement Contract dated March 25, 2010. The agreement provides that we will pay KSNE2 an hourly rate of up to $150 for services rendered, payable monthly, plus the payment of customary travel and incidental expenses. The agreement can be terminated by either party upon 30 days written notice.

Director Compensation

        Upon joining our Board, each director was granted an option to purchase 100,000 shares of our common stock, which will vest in three equal annual installments beginning on the distribution date. The exercise price of the options will be equal to the average of the bid and asked price of our common stock during the period beginning on the first day our common stock is traded on the "Pink Sheets" and during which there is a bid and asked price listed, and ending at 4:00 p.m. Eastern time on the fifth business day thereafter. In addition, each director will be reimbursed for travel and incidental expenses incurred in connection with attending Board meetings. We anticipate granting each Board member a equity grant of some kind for each year they continue to serve on the Board, but the amount of such grant has not yet been determined.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date of this information statement, all of the outstanding shares of ante5 common stock are owned by ante4. In connection with the spin-off, ante4 will distribute to its stockholders all of the outstanding shares of ante5 common stock and will immediately thereafter own none of our common stock.

        The following table provides information with respect to the expected beneficial ownership of ante5 common stock immediately after the spin-off by (1) each of our stockholders who we believe would be a beneficial owner of more than 5% of our outstanding common stock based on currently available information, (2) each member of our Board, (3) each executive officer and (4) all of our executive officers and directors as a group. We based the share amounts on each person's beneficial ownership of ante4 common stock as of April 15, 2010, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of our common stock for each share of ante4 common stock. To the extent our directors and executive officers own ante4 common stock at the time of the spin-off , they will participate in the distribution on the same terms as other holders of ante4 common stock. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. As used in this information statement, "beneficial ownership" means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).

        Except as otherwise indicated, the address of each stockholder is One Hughes Center Drive, Suite 606, Las Vegas, Nevada 89169, and each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Shares Beneficially Owned	Percent of Class
Lyle Berman(1)	2,345,801	11.02%
Steven Lipscomb	1,967,385	9.24%
Bradley Berman(2)	3,409,108	16.01%
All Directors and Officers as a group (2 people)	7,722,294	36.27%
Neil Sell (individually and as Trustee for certain trusts)(3)	1,796,335	8.44%

*
Less than 1%

(1)
Address is 130 Cheshire Lane, Minnetonka, MN 55305.

(2)
287,217 of such shares are held by certain children's trusts.

(3)
Includes 79,022 shares owned by Mr. Sell, individually, and an aggregate of 1,717,313 shares owned by certain trusts for the benefit of Mr. Lyle Berman's children. Does not include 9,000 shares held by Mr. Sell's spouse. Address for Mr. Sell is 90 South 7th Street, Suite 3300, Minneapolis, MN 55402.

 DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summary below does not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or of our bylaws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and bylaws are included as exhibits to our registration statement on Form 10.

Authorized Capital Stock

        Immediately following the distribution, our authorized capital stock will consist of up to 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

        As of April 15, 2010, ante4 had approximately 1,885 stockholders of record, each of which would become a shareholder of ante5 upon the spin-off if such shareholder continued to hold its ante4 shares of common stock through the ex-dividend date for the spin-off distribution. As of April 15, 2010, ante4 had issued and outstanding 21,292,333 shares of common stock, which would result in our having 21,292,333 shares of common stock outstanding based on a distribution ratio of one share of our common stock for each share of ante4 common stock held on the record date.

        Holders of common stock are entitled to one vote for per share for the election of directors and all other matters submitted to a vote of our stockholder. Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our Board out of funds legally available therefor. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock. Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights. Our amended and restated certificate of incorporation does not provide for cumulative voting rights with respect to the election of directors. All outstanding common stock issued in the distribution will be fully paid and nonassessable.

Preferred Stock

        Under the terms of our certificate of incorporation, our Board will be authorized, subject to limitations prescribed by the Delaware General Corporation Law, or the DGCL, and by our amended and restated certificate of incorporation, to issue preferred stock in one or more series without shareholder approval. Our Board will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

        Provisions of our certificate of incorporation and bylaws and of Delaware law could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

  Exclusive Right to Fix Size of Board of Directors and to Fill Vacancies

        Our certificate of incorporation and bylaws provide that the number of directors in our Board shall initially be three. Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in our Board resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the shareholders) will be filled by a majority of our Board then in office.

  Requirements for Advance Notification of Shareholder Nominations and Proposals

        Our bylaws have advance notice procedures with respect to shareholder proposals and nominations of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. The business to be conducted at a meeting will be limited to business properly brought before the meeting by or at the direction of our Board or a duly authorized committee thereof or by a shareholder of record who has given timely written notice to our secretary of that shareholder's intention to bring such business before such meeting.

  Delaware Anti-takeover Law

        Upon the distribution, ante5 will be governed by Section 203 of the DGCL. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder. The shareholders cannot authorize the business combination by written consent.

        The application of Section 203 may limit the ability of shareholders to approve a transaction that they may deem to be in their best interests.

        In general, Section 203 defines "business combination" to include:

  •
  any merger or consolidation involving the corporation and the interested shareholder; or

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10.0% or more of the assets of the corporation to or with the interested shareholder; or

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested shareholder; or

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

  •
  the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested shareholder" as any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation; or

  •
  an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

  •
  the affiliates and associates of the above.

        Under specific circumstances, Section 203 makes it more difficult for an "interested shareholder" to effect various business combinations with a corporation for a three-year period, although the shareholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

        Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the shareholder becoming an interested stockholder.

  No Cumulative Voting

        Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock

        The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our Board to issue shares of our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provisions in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the DGCL authorizes a court to award, or a corporation's board to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation and bylaws provide for indemnification of our officers and directors to the maximum extent permitted by Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form 10 under the Exchange Act for the common stock being issued to you in the distribution. This Information Statement, filed as an exhibit to the registration statement and incorporated therein by reference, omits certain information contained in the registration statement and the other exhibits and schedules thereto, to which reference is hereby made. Statements contained herein concerning the provisions of any documents filed as exhibits to the registration statement are not necessarily complete, and are qualified by reference to the copy of such document. The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates by writing to the SEC. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

 INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF ANTE4, INC.
(NOW KNOWN AS VOYAGER OIL & GAS, INC.)

Page
Years Ended January 3, 2010 and December 28, 2008
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of January 3, 2010 and December 28, 2008	F-2
Consolidated Statements of Earnings (Loss) and Comprehensive Earnings (Loss) for 2009 and 2008	F-3
Consolidated Statements of Stockholders' Equity for 2009 and 2008	F-4
Consolidated Statements of Cash Flows for 2009 and 2008	F-5
Notes to Consolidated Financial Statements	F-6
Three Months ended April 4, 2010 and March 29, 2009 (Unaudited)
Condensed Consolidated Balance Sheets as of April 4, 2010 (unaudited) and January 3, 2010	F-21
Unaudited Condensed Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss) for the three months ended April 4, 2010 and March 29, 2009	F-22
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended April 4, 2010 and March 29, 2009	F-23
Notes to Unaudited Condensed Consolidated Financial Statements	F-24

 REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

Board of Directors
ante4, Inc.
Los Angeles, California

        We have audited the accompanying consolidated balance sheets of ante4, Inc., formerly WPT Enterprises, Inc. (the Company) as of January 3, 2010 and December 28, 2008, and the related statements of earnings (loss), comprehensive earnings (loss), stockholders' equity and cash flows for the years ended January 3, 2010 and December 28, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 3, 2010, and December 28, 2008, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

PIERCY BOWLER TAYLOR & KERN
/s/ Piercy Bowler Taylor & Kern Certified Public Accountants Las Vegas, Nevada
April 2, 2010

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Balance Sheets

	January 3, 2010	December 28, 2008
	(In thousands, except par value data)
Assets
Current assets:
Cash and cash equivalents	$16,775	$11,497
Investments in debt securities and related put rights	10,817	2,088
Accounts receivable, net of allowances of $46 and $158	747	2,099
Current portion of Peerless Media Ltd. contingent consideration receivable	379	—
Deferred television costs	—	2,285
Other	182	666
Current assets of discontinued operations	—	401

	28,900	19,036
Peerless Media Ltd contingent consideration receivable, net of current portion	7,199	—
Investments in debt securities and put rights	4,770	3,900
Property and equipment, net	27	1,293
Investment in Cecure Gaming	—	1,000
Other	288	537
Long-term assets of discontinued operations	—	115

	$41,184	$25,881

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$307	$487
Accrued payroll and related	12	269
Line of credit	2,549	—
Operating lease reserve	602	456
Royalties payable	415	—
Other accrued expenses	144	693
Deferred revenue	—	1,913
Income taxes payable	575	—

	4,604	3,818

Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 21,263 and 20,492 shares issued and outstanding	21	20
Additional paid-in capital	45,927	44,561
Deficit	(9,369)	(22,521)
Accumulated other comprehensive gain	1	3

	36,580	22,063

	$41,184	$25,881

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss)

	Year Ended January 3, 2010	Year Ended December 28, 2008
	(In thousands, except per share data)
Revenues:
Television	$11,614	$9,839
ClubWPT	2,016	448
Product licensing	1,406	2,483
Event hosting and sponsorship fees	1,326	1,496
Other	433	1,215

	16,795	15,481
Cost of revenues	5,500	7,250

Gross profit	11,295	8,231
Selling, general and administrative expense	11,828	19,326
Asset impairment and abandonment charges	1,000	1,923

Loss from operations	(1,533)	(13,018)
Other income (expense):
Gain on Peerless Media Ltd. asset sale	16,390	—
Interest	148	962
Other	(141)	11

Earnings (loss) from continuing operations before income taxes	14,864	(12,045)
Income taxes	631	—

Earnings (loss) from continuing operations	14,233	(12,045)
Loss from discontinued operations, net of income taxes (including $306 for shutdown in 2009)	(1,081)	(2,404)

Net earnings (loss)	13,152	(14,449)
Unrealized loss on securities	(2)	(11)

Comprehensive earnings (loss)	$13,150	$(14,460)

Earnings (loss) per common share from continuing operations—basic	$0.69	$(0.58)
Loss per common share from discontinued operations—basic	$(0.05)	$(0.12)

Net earnings (loss) per share—basic	$0.64	$(0.70)

Earnings (loss) per common share from continuing operations—diluted	$0.67	$(0.58)
Loss per common share from discontinued operations—diluted	$(0.05)	$(0.12)

Net earnings (loss) per share—diluted	$0.62	$(0.70)

Weighted-average shares outstanding—basic	20,603	20,603
Common stock equivalents	540	—

Weighted-average shares outstanding—diluted	21,143	20,603

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Statements of Stockholders' Equity

Years Ended December 28, 2008, and January 3, 2010

	Common Stock				Accumulated Other Comprehensive Gain (Loss)
			Additional Paid-in Capital
	Shares	Dollars		Deficit		Total
	(In thousands)
Balances, December 31, 2007	20,492	$20	$43,833	$(8,072)	$14	$35,795
Common stock issued	—	—	—	—	—	—
Share-based compensation	—	—	728	—	—	728
Other comprehensive loss	—	—	—	—	(11)	(11)
Net loss	—	—	—	(14,449)	—	(14,449)

Balances, December 28, 2008	20,492	20	44,561	(22,521)	3	22,063
Common stock issued	771	1	311	—	—	312
Share-based compensation	—	—	1,055	—	—	1,055
Other comprehensive loss	—	—	—	—	(2)	(2)
Net earnings	—	—	—	13,152	—	13,152

Balances, January 3, 2010	21,263	$21	$45,927	$(9,369)	$1	$36,580

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Consolidated Statements of Cash Flows

	Year Ended January 3, 2010	Year Ended December 28, 2008
	(In thousands)
Operating Activities:
Net earnings (loss)	$13,152	$(14,449)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	1,081	2,404
Depreciation and amortization	635	707
Share-based compensation	1,055	728
Gain on sale of assets to Peerless Media Ltd	(16,390)	—
Asset impairment and abandonment charges	1,000	1,923
Gain on sale of investment	(2)	(11)
Put rights issued by broker holding ARS portfolio	260	(605)
Impairment of ARS portfolio	(260)	605
Bad debt provision	748	—
Increase in operating (assets) and liabilities:
Accounts receivable	(417)	659
Deferred television costs	595	(41)
Other	749	3
Accounts payable	(180)	(249)
Accrued expenses	(660)	(878)
Deferred revenue	(474)	(957)
Income taxes payable	575	—

Net cash provided by (used in) operating activities of continuing operations	1,467	(10,161)
Net cash used in operating activities of discontinued operations	(565)	(2,649)

Net cash provided by (used in) operating activities	902	(12,810)

Investing Activities:
Purchases of property and equipment	(186)	(538)
Purchases of debt securities	(21,016)	(11,187)
Sales/redemptions of debt securities	11,417	32,370
Transaction termination fee	(1,000)	—
Proceeds from sale of assets to Peerless Media, Ltd.	12,300	—

Net cash provided by investing activities of continuing operations	1,515	20,645
Net cash used in investing activities of discontinued operations	—	(153)

Net cash provided by investing activities	1,515	20,492

Financing Activities:
(Increase) decrease in restricted cash	—	(37)
Proceeds from stock option exercises	312	—
Borrowing from line of credit	2,691	—
Repayments to line of credit	(142)	—

Net cash provided by (used in) financing activities	2,861	(37)

Net increase in cash and cash equivalents	5,278	7,645
Cash and cash equivalents—beginning of year	11,497	3,852

Cash and cash equivalents—end of year	$16,775	$11,497

Supplemental Cash Flow Information:
Cash paid (refunded) for income taxes	$54	$(95)

See notes to consolidated financial statements.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements

1. BUSINESS

        ante4, Inc. (formerly WPT Enterprises, Inc.), referred to herein alternatively as "we," "us," "our," or "the Company," entered into an Asset Purchase Agreement (the "Purchase Agreement"), dated August 24, 2009, with Peerless Media Ltd., a subsidiary of PartyGaming, PLC (the "Buyer") pursuant to which we agreed to sell substantially all of our operating assets other than cash, investments and certain excluded assets to Buyer (the "Transaction"). We closed the Transaction on November 2, 2009. As a result of closing the Transaction, we no longer operate the Company's previous business, and plan to use the proceeds of the Transaction to develop or acquire a new business. In addition, the Company's name was changed from WPT Enterprises, Inc. to ante4, Inc.

        Prior to the Transaction, the Company, together with the subsidiaries through which the Company's business was conducted (the "Company"), created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. The World Poker Tour® or WPT television series, which is based on a series of high-stakes poker tournaments, currently airs on the Travel Channel and Game Show Network in the U.S., and began airing on Fox Sports Net in January 2009, and has been licensed for broadcast globally. The Company also offered until November 2008 a real-money online gaming website which prohibits wagers from players in the U.S. and other restricted jurisdictions. In addition, the Company licensed the World Poker Tour brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and was engaged in the sale of corporate sponsorships.

        The Game Show Network ("GSN") licensed Season Six of the WPT and represented 0% and 35% of the Company's total revenue in 2009 and 2008, respectively. Fox Sports Net ("FSN") was broadcasting Season Seven of the WPT television series in 2009 and FullTiltPoker.net was the sponsor of the television series in the U.S. and Mexico. FullTiltPoker.net represented 13% and 0% of the Company's total revenue for 2009 and 2008, respectively. Party Gaming Plc ("Party Gaming") is one international sponsor of the Season One of the PPT and Seasons Four through Six of the WPT. Party Gaming represented 22% and 19% of the Company's total revenue in 2009 and 2008, respectively.

        Included in accounts receivable at January 3, 2010 is an amount billed to Pokerstars that is 66% of the total balance. Included in accounts receivable at December 28, 2008 are amounts billed to FullTiltPoker.net, Party Gaming and Hands-On Mobile that are 39%, 24% and 15% of the total balance, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Year End—The Company has a 52- or 53-week accounting period ending on the Sunday closest to December 31 of each year. The Company's fiscal years for the periods reflected in the accompanying financial statements ended on January 3, 2010 (2009) and December 28, 2008 (2008).

        Basis of Presentation and Accounting—The financial statements of the Company include the accounts ofante4, Inc. and its wholly-owned subsidiaries after elimination in consolidation of intercompany accounts and transactions.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company has not elected to adopt the option available under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, "Financial Instruments," to measure any of its eligible financial instrument or other items. Accordingly, the Company continues to measure it all of its assets and liabilities on the historical cost basis of accounting except where carried at estimated fair value under other generally accepted accounting principles and disclosed herein.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

        Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

        Investments—Until November 2008, when the Company changed the classification of its investments in auction rate securities ("ARS") to "trading securities", all investments in debt securities were held as "available for sale" and stated at fair value (Note 3) with unrealized gains and losses reported as other comprehensive earnings (loss). "Trading securities" are stated similarly at fair value with unrealized gains and losses reported in interest income. Realized gains or losses are determined as of the settlement date on the specific identification cost method. The cost method of accounting is used for investments in which the Company has less than a 20% ownership interest and does not have the ability to exercise significant influence.

        Royalty Receivable—As a result of the Transaction, the Company is entitled to receive, in perpetuity, 5% of gross gaming revenue and 5% of other revenue of the Buyer generated by our former business and assets that was sold to Buyer in the Transaction. Buyer has guaranteed a minimum payment to us of $3 million for such revenue over the three-year period following the closing of the Transaction. The Company engaged an outside valuation firm to assist management in determining an estimated fair value of this portion of the purchase price as of November 2, 2009, based on Level 3 inputs (Note 3). This value is recorded on the balance sheet as of January 3, 2010.

        Deferred Television Costs—Deferred television costs as of December 28, 2008, included direct production, overhead and development costs stated at the lower of cost or net realizable value based on anticipated revenue. Production overhead included incremental costs associated with the productions such as office facilities and insurance. Shared facilities costs were allocated to episodes based on headcount. Production overhead insurance costs were allocated to television costs based on number of episodes. Capitalized television production costs for each episode were expensed as revenues were recognized upon delivery and acceptance of the completed episode using the individual-film-forecast-computation method for each season produced.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization computed using the straight-line method over the following estimated useful lives, which in the case of leasehold improvements, is limited to the term of the lease:

Furniture and equipment	3 - 6 years
Software	3 years
Leasehold improvements	3 - 6 years

        Deferred Revenue—Deferred revenue, as of December 28, 2008, consisted of domestic television and product licensing advances, not yet earned, and host fees and sponsorship payments received prior to the airing of episodes.

        Revenue Recognition—Revenue from the distribution of the domestic and international television series was recognized as earned using the following criteria:

  •
  Persuasive evidence of an arrangement exists;

  •
  The show/episode is complete, and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

  •
  The license period has begun and the customer can begin its exploitation, exhibition or sale;

  •
  The price to the customer is fixed and determinable; and

  •
  Collectability is reasonably assured.

        Due to restrictions and practical limitations applicable to operating relationships with foreign networks, the Company did not consider collectability of international television license revenues to be reasonably assured, and accordingly, the Company did not recognize such revenue unless payment has been received. The Company presented international distribution license fee revenues net of the distributor's fees.

        Product licensing revenues were recognized when the underlying royalties from the sales of the related products were earned. The Company recognized minimum revenue guarantees, if any, ratably over the term of the license or as earned royalties based on actual sales of the related products, if greater.

        Online gaming and nongaming revenues were recognized monthly based on detailed statements received from the online service providers. The Company presented online gaming and nongaming revenues gross of service provider costs (including the service provider's management fee, royalties and credit card processing that are recorded as cost of revenues) as the Company has the ability to adjust price and specifications of the online websites, the Company bore the majority of the credit risk and the Company was responsible for the sales and marketing of the websites. The Company included certain cash promotional expenses related to free bets, deposit bonuses, prizes and customer chargebacks as direct reductions of revenue. All other promotional expenses were generally recorded as sales and marketing expenses.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Event hosting fees paid by host casinos for the privilege of hosting the events were recognized as the related episodes were aired. Sponsorship revenues were recognized as the episodes that feature the sponsor are aired.

        Share-Based Compensation—The Company accounts for share-based compensation in accordance with the Stock Compensation topic of the FASB ASC, which prescribes the accounting for transactions in which an entity exchanges its equity instruments for goods or services.

        The Company uses the "modified prospective transition" method, which requires recognition of expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. The Company estimates the fair value of stock option awards on the date of grant using a Black-Scholes option pricing model. The key assumptions included in the Black-Scholes model are as follows:

  •
  Risk free interest rate—For periods within the expected term of the share option, risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

  •
  Expected term—Due to the Company's limited operating history including stock option exercises and forfeitures, the Company calculated expected life using the "Simplified Method" in accordance with the Stock Compensation topic.

  •
  Expected volatility—As the Company has a relatively short operating history and no definitive peer or peer groups, expected volatility was based on historical volatility of the Company's stock since it began trading in August 2004.

  •
  Forfeiture rate—The Company uses historical data to estimate employee departure behavior in estimating future forfeitures.

        The value of the portion of the award that is ultimately expected to vest (net of estimated forfeitures) is recognized as expense, using a straight-line method, over the requisite service period.

        Continuing vs. Discontinued Operations—Although we sold substantially all of our operating assets in the Transaction during the year ended January 3, 2010, our primary operations prior thereto remain classified as continuing, rather than being retroactively reclassified as discontinued operations, since substantially all of our operating assets cannot qualify as a component of our business.

        Earnings (Loss) Per Share—Basic earnings (loss) per common share is calculated by dividing net earnings (loss) by the weighted-average number of common shares outstanding during the period. Shares for certain stock options granted to Company employees are included in the computation after the options have vested when the shares are issuable for minimal cash consideration in relation to the fair value of the options. Diluted earnings per common share is calculated by adjusting weighted-average outstanding shares, assuming the conversion of all potentially dilutive stock options and awards (common stock equivalents). However, common stock equivalents are not included in the calculation of diluted earnings per share for loss periods because the effect is anti-dilutive. There were no common stock equivalents in 2008, the loss period.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS

        The carrying value of the Company's cash and equivalents, accounts receivable, accounts payable and line of credit approximates fair value due to the short period of time to maturity.

        As of January 3, 2010, financial assets and liabilities that are carried at estimated fair value consist of the following (in thousands) and are valued based on "Level 1" and "Level 3" inputs as described below:

Description	Level 1	Level 3	Total
Cash and cash equivalents	$16,759	$—	$16,759
Accounts receivable	747	—	747
Corporate preferred securities	8,118	—	8,118
Certificates of deposit	3,531	—	3,531
ARS	—	3,455	3,455
ARS-related put rights	—	345	345
Accounts payable	719		719
Line of credit	2,549		2,549

        As of January 3, 2010 and December 28, 2008, investments in debt securities and put rights consist of the following (in thousands):

January 3, 2010

	Cost	Unrealized Gains/(Losses)		Fair Value
Maturity less than 1 year
ARS	$3,455		$—	$3,455
Put rights	345		—	345
Certificates of deposit	7,017		—	7,017

	$10,817	$		$10,817

Longer maturities
Corporate preferred securities	$3,570		$(1)	$3,569
Certificates of deposit	1,201		—	1,201

	$4,771		$(1)	$4,770

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS (Continued)

December 28, 2008

	Cost	Unrealized Gains/(Losses)	Estimated Fair Value
Maturity less than 1 year (all available for sale)
Short-term municipal bonds	$800	$1	$801
Corporate preferred securities	997	2	999
Certificates of deposit	288	—	288

	$2,085	$3	$2,088

Longer maturities (all trading securities)
ARS	$3,295	$—	$3,295
Put rights	605	—	605

	$3,900	$—	$3,900

        Investments in debt securities that are classified as available for sale or trading securities are the only assets or liabilities that the Company is required to measure at their estimated fair value on a recurring basis. The estimated fair value is determined using inputs from among the three levels of the fair value hierarchy set forth in the Fair Value Measurements and Disclosures topic of the FASB ASC as follows:

    Level 1 inputs—Unadjusted quoted prices in active markets for identical assets or liabilities, which prices are available at the measurement date.

    Level 2 inputs—Include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

    Level 3 inputs—Unobservable inputs that reflect management's estimates about the assumptions that market participants would use in pricing the asset or liability. Management develops these inputs based on the best information available, including internally-developed data.

        In estimating fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. None of the Company's financial instruments are measured based on Level 2 inputs.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS (Continued)

        For financial assets that utilize Level 1 inputs, the Company utilizes direct observable price quotes in active markets for identical assets. Due to the lack of observable market quotes on the Company's auction rate securities ("ARS") portfolio and related put rights, the Company utilizes valuation models that rely exclusively on Level 3 inputs including those that are based on management's estimates of expected cash flow streams and collateral values, default risk underlying the security, long term broker credit rating, discount rates and overall capital market liquidity. The valuation of the Company's ARS portfolio and related put rights is subject to uncertainties that are difficult to predict. Factors that may impact the estimated fair value include changes to credit ratings of ARS as well as to the assets collateralizing the securities, rates of default of the underlying assets and collateral value, broker default risk, discount rates, and evolving market conditions affecting the liquidity of ARS.

        The following table summarizes activity in the Company's ARS portfolio and put rights (in thousands):

Description	ARS	Put Rights	Total
Balance—December 30, 2007	$7,825	$—	$7,825
Put rights issued by broker holding ARS portfolio, included in earnings	—	605	605
Impairment of ARS portfolio, included in earnings	(605)	—	(605)
Settlements, net of purchases	(3,925)	—	(3,925)

Balance—December 28, 2008	3,295	605	3,900
Change in value of put rights, included in earnings	—	(260)	(260)
Change in value of ARS portfolio, included in earnings	260		260
Settlements, net of purchases	(100)	—	(100)

Balance—January 3, 2010	$3,455	$345	$3,800

        In November 2008, the Company accepted an offer from UBS AG ("UBS"), that created new rights and obligations related to the ARS portfolio (the "Put Rights"). The Put Rights permit the Company to require UBS to purchase the ARS at par value, at any time during the period of June 30, 2010 through July 2, 2012. UBS also has the right, in its discretion, to purchase or sell the ARS at any time until July 2, 2012, so long as par value is received. The Company expects to sell the ARS under the Put Rights. However, if the Put Rights are not exercised before July 2, 2012 they will expire and UBS will have no further obligation to buy the ARS.

        UBS's obligations under the Put Rights are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the Put Rights. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the Put Rights and UBS's obligations are not guaranteed by any other party.

        The Put Rights represent an asset that is separate from the ARS. The Company initially recorded $605,000 as the fair value of the Put Rights asset in interest income. The Company also elected to measure the Put Rights at fair value under the "Financial Instruments" topic of the FASB ASC. As a

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS (Continued)

result, unrealized gains and losses are included in interest income and the value of the Put Rights decreased by decreased by $260,000 in 2009.

        In connection with the acceptance of the UBS offer in November 2008, the Company transferred the ARS from investments available-for-sale to trading securities in accordance with the Investments topic of the FASB Accounting Standards Codification. The transfer to trading securities reflects management's intent to exercise the Put Rights during the period June 30, 2010 to July 3, 2012. Prior to the agreement with UBS, the Company's intent was to hold the ARS until the market recovered. At the time of transfer, the $605,000 unrealized loss on ARS was included in accumulated other comprehensive gain (loss). Upon transfer to trading securities, the Company recognized a $605,000 reduction in interest income. Unrealized gains and losses are included in interest income and the value of the ARS portfolio increased by $260,000 in 2009. Prior to accepting the UBS offer, the ARS were recorded as investments available-for-sale.

        UBS has provided the Company with a line of credit, secured by ARS held by UBS, equal to 75% of the estimated fair value of the ARS held by UBS. Interest is charged at the lower of 30-day LIBOR plus 150 to 275 basis points or the actual interest earned by the ARS. As of January 3, 2010, the amount owed on the line of credit is $2,549,000.

4. DEFERRED TELEVISION COSTS

        As of December 28, 2008, deferred television costs consist of the following (in thousands):

In-production	$1,673
Development and pre-production	289

$1,962

5. PROPERTY AND EQUIPMENT

        As of January 3, 2010 and December 28, 2008, property and equipment consists of the following (in thousands):

	2009	2008
Furniture and equipment	$19	$1,767
Leasehold improvements	64	701
Software	—	989
Construction in progress	—	204

	83	3,661
Less: accumulated depreciation and amortization	(56)	(2,253)

Property and equipment, net	$27	$1,408

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

6. ASSET IMPAIRMENT, ASSET ABANDONMENT AND INVESTMENT SALE

        We recorded a $1,923,000 impairment charge for its 8% interest in Cecure Gaming, a developer and operator of mobile phone casino games, in the third quarter of 2008 related to difficulties Cecure is having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. Cecure's financing difficulties continued into 2009, and the Company recorded an additional $1,000,000 impairment charge in the first quarter of 2009. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge calculated using financial metrics and ratios of comparable public companies and Level 3 inputs, due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of this investment.

7. RELATED PARTY TRANSACTIONS

        Through November 1, 2009, the Company licensed the World Poker Tour name and logo to Lakes Entertainment, Inc. ("Lakes"), which was the Company's majority owned stockholder until November 2008. The Company was entitled to receive the greater of minimum annual royalty payments or 10% of the gross revenue received by Lakes from its sale or lease of the Lakes-developed game that used the World Poker Tour name and logo. During 2009 and 2008, the Company received $15,000 and $10,000, respectively, in such royalty payments.

8. DISCONTINUED WPT CHINA OPERATIONS

        In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in that business was greater than the Company was willing to expend. In March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets. The financial results of WPT China have been reclassified as discontinued operations.

        The Company incurred $306,000 of costs to shutdown the WPT China business during 2009, consisting of $30,000 of employee severance, $170,000 of contract termination costs and $106,000 of software write down costs.

        Summarized operating results information for the WPT China business is as follows (in thousands):

	2009	2008
Loss before income taxes	$(1,113)	$(2,404)
Income tax (benefit)	(32)	—

Loss from discontinued operations	$(1,081)	$(2,404)

        Summarized balance sheet information for the WPT China business is as follows (in thousands):

	January 3, 2010	December 28, 2008
Cash and cash equivalents	$—	$168
Other current assets	—	233
Property and equipment, net	—	115

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

9. INCOME TAXES

        The federal, state and foreign income tax provision (benefit) for the year ended January 3, 2010 (none for 2008), is summarized as follows (in thousands):

Current:
Federal	$147
State	484
Foreign	—

631

Deferred:
Federal	—
State	—

—

$631

        Earnings (loss) from domestic and foreign operations are summarized as follows (in thousands):

	2009	2008
Earnings (loss) before income taxes:
Domestic	$14,233	$(9,845)
Foreign	(1,081)	(4,604)

	$13,152	$(14,449)

        A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to earnings (loss) before income taxes is as follows (in thousands):

	2009		2008
Statutory federal tax rate	$4,688	34.0%	$(4,913)	(34.0)%
State taxes, net of federal benefit	484	3.5	(858)	(5.9)
Foreign operating losses	251	1.8	1,839	12.7
Other, net	254	1.8	114	0.8
AMT liability	147	1.1
Increase (decrease) in valuation allowance	(5,193)	(37.7)	3,818	26.4

Effective tax rate	$631	4.5%	—	—%

        At January 3, 2010, the Company has federal and state net operating loss carryforwards of $8.7 and $20.1 million, respectively. Included in these amounts are $3.7 million of deductions related to stock option exercises that will increase additional paid-in capital when realized. These federal and state net operating loss carryforwards expire through 2023 and 2018, respectively. The Company reviewed the tax positions taken in income tax returns that are subject to audit and is not aware of any significant uncertain tax positions in those income tax returns.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

9. INCOME TAXES (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	2009	2008
Deferred Tax Assets:
Current:
Stock-based compensation	$227	$2,572
Accruals, reserves and other	438	196
Valuation allowance	(54)	(2,719)

	611	49

Non-current:
Federal net operating losses	2,953	5,273
State net operating losses, net of federal benefit	1,193	937
Asset impairment charge	—	768
AMT credits	436	388
Other	12	17
Valuation allowance	(2,003)	(7,280)

	2,591	103

Deferred Tax Liabilities:
Current:
Prepaid expenses	(54)	(133)

	(54)	(133)

Non-current:
Depreciation and amortization	(5)	(19)
Deferred gain on Peerless Media Ltd. contingent consideration receivable	(3,144)	—

	(3,149)	(19)

Net deferred tax assets	$—	$—

        A valuation allowance has been provided as it is more likely than not that the net deferred tax assets will not be recovered in the foreseeable future.

10. SHARE-BASED COMPENSATION

        The Company's 2004 Stock Incentive Plan (the "2004 Plan") provides for grants up to 4,200,000 shares of common stock, including the options to purchase up to 1,120,000 shares of common stock issued to employees and consultants prior to becoming a publicly-traded company. The options vest in equal installments over three-year to five-year periods, beginning on the first anniversary of the date of each grant and continue on each subsequent anniversary date until the option is fully vested. The employee must be employed with the Company on the anniversary date in order to vest in any shares

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

10. SHARE-BASED COMPENSATION (Continued)

for that year. Vested options are exercisable for ten years from the date of grant; however, if the employee is terminated (voluntarily or involuntarily), any unvested options as of the date of termination will be forfeited. The Company issues new shares of common stock upon exercise of options.

        Share-based compensation expense included in selling, general and administrative expense was $1,055,000 and $728,000 in 2009 and 2008, respectively.

        As a result of the closing of the Transaction on November 2, 2009, all employee options, with the exception of options held by the Chief Executive Officer, were accelerated. In addition, the provisions of the Chief Executive Officer's outstanding options were revised effective January 1, 2010. As a result, there were no outstanding unvested options as of January 3, 2010 and all unrecognized compensation cost related to unvested options was fully recognized in 2009.

        Following is a summary of the assumptions used to estimate the weighted-average fair value of the stock options granted using the Black-Scholes pricing model:

	Year ended January 3, 2010	Year ended December 28, 2008
Risk free interest rate	2.08%	1.77%
Expected term	6.25 years	6.0 to 6.25 years
Expected volatility	87.32%	81.27%
Forfeiture rate	24.11%	20.58%
Expected dividend yield	0%	0%
Weighted-average fair value	$0.37	$0.22

        The following table summarizes stock option activity:

		Number of Common Shares
	Options outstanding	Exercisable	Available for grant	Weighted avg. exercise price
Balances at December 30, 2007	2,920,857	1,322,206	267,150	5.66
Granted	1,112,000	—	(1,112,000)	0.51
Forfeited/exchanged	(1,718,268)	—	1,718,268	4.81
Exercised	—	—	—	—

Balances at December 28, 2008	2,314,589	1,106,921	873,418	$3.83
Granted	529,000	—	—	0.50
Forfeited/exchanged	(1,747,583)	—	—	4.42
Exercised	(771,340)	—	—	.43

Balances at January 3, 2010	324,666	324,666	—	$3.53

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

10. SHARE-BASED COMPENSATION (Continued)

        The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2009:

	Options outstanding at January 3, 2010			Options exercisable at January 3, 2010
Range of exercise prices	Number outstanding	Weighted avg. remaining contractual life	Weighted avg. exercise price	Number exercisable	Weighted avg. exercise price	Aggregate Intrinsic Value
$0.0049	—	—	$—	—	$—	$—
$0.37 - 4.80	228,666	7.71	1.06	228,666	1.06	94,900
$5.18 - 9.92	84,000	4.86	7.60	84,000	7.60	—
$11.95 - 14.51	12,000	4.90	14.51	12,000	14.51	—
$15.05 - 19.50	—	—	—	—	—	—

	324,666	6.86	$3.24	324,666	$3.24	$94,900

        The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company's closing stock price of $1.04 on January 3, 2010, which would have been received by the option holders had they exercised their options as of that date. As of January 3, 2010 and December 28, 2008, the total number of "in-the-money" options was 199,666 and 111,340 respectively. The total intrinsic value of options exercised during 2009 and 2008 was $0.5 million and $0 million, respectively.

        In individually negotiated transactions, the Company exchanged outstanding stock options held by certain employees for new stock options on December 10, 2008. The new stock options had a four year vesting period and one quarter of the stock options vest annually on the anniversary of the date of grant. The Company cancelled 847,000 stock options and issued 807,000 stock options to 10 employees. Total incremental estimated compensation cost related to the exchanged stock options was $134,000.

        In connection with its initial public offering on August 9, 2004, the Company issued to its lead underwriter, a warrant to purchase up to a total of 400,000 shares of common stock at an exercise price of $12.80 for a period of four years. The warrant expired August 9, 2008.

11. EMPLOYEE RETIREMENT PLANS

        Through November 1, 2009, the Company maintained a 401(k) employee savings plan for eligible employees. The Company expensed $75,666 and $169,000 in 2009 and 2008, respectively, related to the 401(k) Safe Harbor Match.

12. COMMITMENTS AND CONTINGENCIES

        Cash—The Company periodically maintains cash balances at banks in excess of federally-insured amounts. However, the extent of loss, if any, to be sustained as a result of any future failure of a bank or other financial institution is not subject to estimation at this time.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

12. COMMITMENTS AND CONTINGENCIES (Continued)

        Leases—The Company has operating leases for office and production space that expire in 2011. Aggregate future minimum lease payments under these leases are as follows:

  •
  2010: $916,000

  •
  2011: $420,000

        Rent expense for 2009 and 2008 was $897,000 and $965,000, respectively. In 2008, the Company recorded a $456,000 charge to sublease office space in future years at a rate below future lease payments.

        Legal Matters—The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. Management is not able to estimate the minimum aggregate loss to be incurred, if any, as a result of the final outcome of these matters but believes it is not likely to have a material adverse effect on the Company's future financial position, cash flows or results of operations and, accordingly, no provision for loss has been recorded.

13. SEGMENT INFORMATION

        The operating segments reported below are the segments of the Company's continuing operations for which separate financial information is available and for which operating results were evaluated prior to the Transaction by management in deciding how to allocate resources and in assessing performance.

Year ended January 3, 2010 (in thousands):

		WPT Online
	WPT Studios			WPT Global Marketing
		Gaming	Non-gaming		Corporate	Total
Revenues:
Television	$11,614	$—	$—	$—	$—	$11,614
ClubWPT	—	—	2,016	—	—	2,016
Product licensing	—	—	—	1,406	—	1,406
Event hosting and sponsorship	625	—	—	701	—	1,326
Other	—	325	23	85	—	433

Total revenues	12,239	325	2,039	2,192	—	16,795
Cost of revenues	4,043	214	1,083	160	—	5,500
Gross profit	8,196	111	956	2,032	—	11,295
Total assets	—	32	—	570	40,566	41,168
Depreciation and amortization	—	—	244	—	151	395

Revenues attributed to domestic and foreign operations were $8.3 million and $8.5 million, respectively.

ANTE4, INC.
(formerly WPT Enterprises, Inc.)

Notes to Consolidated Financial Statements (Continued)

13. SEGMENT INFORMATION (Continued)

Year ended December 28, 2008 (in thousands):

		WPT Online
	WPT Studios			WPT Global Marketing
		Gaming	Non-gaming		Corporate	Total
Revenues:
Television	$9,839	$—	$—	$—	$—	$9,839
ClubWPT	—	—	448	—	—	448
Product licensing	—	—	—	2,483	—	2,483
Event hosting and sponsorship	1,000	—	—	496	—	1,496
Other	10	1,045	160	—	—	1,215

Total revenues	10,849	1,045	608	2,979	—	15,481
Cost of revenues	5,978	658	326	288	—	7,250
Gross profit	4,871	387	282	2,691	—	8,231
Total assets(1)	4,000	53	649	517	20,150	25,369
Depreciation and amortization(1)	264	—	155	—	291	710

(1)
The total excludes $516 of total assets and $38 of depreciation and amortization for discontinued WPT China operations.

Revenues attributed to domestic and foreign operations were $7.1 million and $8.4 million, respectively.

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF APRIL 4, 2010 (UNAUDITED) AND JANUARY 3, 2010

	April 4, 2010	January 3, 2010
	(In thousands, except par value data)
Assets
Current assets:
Cash and cash equivalents	$18,210	$16,775
Investments in debt securities and related put rights	13,495	10,817
Accounts receivable, net of allowances of $0 and $46	229	747
Current portion of Peerless Media Ltd. Contingent consideration receivable	379	379
Other	229	182

Total Current Assets	32,542	28,900
Peerless Media Ltd. Contingent consideration receivable, net of current portion	7,199	7,199
Investments in debt securities and put rights	—	4,770
Property and equipment, net	35	27
Other	—	288

Total Assets	$39,776	$41,184

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$473	$307
Accrued payroll and related	5	12
Line of credit	2,436	2,549
Operating lease reserve	502	602
Royalties payable	415	415
Other accrued expenses	141	144
Income taxes payable	—	575

Total Current Liabilities	3,972	4,604

Commitments and Contingencies	—	—
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; non issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 21,292 and 21,263 shares issued and outstanding as of April 4, 2010 and January 3, 2010, respectively	21	21
Additional paid-in capital	45,938	45,927
Accumulated Deficit	(10,156)	(9,369)
Accumulated other comprehensive gain	1	1

	35,804	36,580

	$39,776	$41,184

See notes to unaudited condensed consolidated financial statements.

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS (LOSS) AND COMPREHENSIVE EARNINGS (LOSS)

FOR THE THREE MONTHS ENDED APRIL 4, 2010 AND MARCH 29, 2009

	Three months ended
	April 4, 2010	March 29, 2009
	(In thousands, except per share data)
Revenues:
Television	$—	$3,565
Product licensing	—	678
Online gaming	—	136
Event hosting and sponsorship fees	—	573
Other	—	575

	—	5,527
Cost of revenues	—	2,065

Gross profit	—	3,462
Selling, general and administrative expense	857	3,183
Asset impairment	—	1,000

Loss from operations	(857)	(721)
Other income:
Gain on sale of investment	11	—
Interest, net	57	71
Other	5	—

Loss from continuing operations before income taxes	(784)	(650)
Income taxes	—	129

Loss from continuing operations	(784)	(521)
Loss from discontinued operations, net of income taxes	—	(984)

Net loss	(784)	(1,505)
Unrealized loss on securities	—	(7)

Comprehensive Loss	$(784)	$(1,512)

Loss per common share from continuing operations—basic and diluted	$(0.04)	$(0.02)
Loss per common share from discontinued operations—basic and diluted	—	(0.05)

Net loss per common share—basic and diluted	$(0.04)	$(0.07)

Weighted-average common shares outstanding—basic and diluted	21,263	20,603

See notes to unaudited condensed consolidated financial statements.

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED APRIL 4, 2010 AND MARCH 29, 2009

	Three months ended
	April 4, 2010	March 29, 2009
	(In thousands)
Operating Activities:
Net loss	$(784)	$(1,505)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities of continuing operations
Loss from discontinued operations	—	984
Depreciation and amortization	4	194
Share-based compensation	—	60
Asset impairment	—	1,000
Loss on sale of assets	—	22
Change in value of put rights	10	211
Change in value of ARS portfolio	(15)	(211)
Bad debt provision	—	239
Increase in operating (assets) and liabilities:
Accounts receivable	601	2
Deferred television costs	—	558
Other	238	207
Accounts payable	166	(46)
Accrued expenses	(685)	(155)
Deferred revenue	—	(966)

Net cash provided by (used in) operating activities of continuing operations	(465)	594
Net cash used in operating activities of discontinued operations	—	(440)

Net cash provided by (used in) operating activities	(465)	154
Investing Activities:
Purchase of property and equipment	(12)	(59)
Sale of available for sale securities	2,014	—

Net cash provided by (used in) investing activities	2,002	(59)
Financing Activities:
Borrowing under line of credit	7	2,661
Repayments under line of credit	(120)	(10)
Proceeds from exercise of stock options	11	1

Net cash provided by (used in) financing activities	(102)	2,652
Net increase in cash and cash equivalents	1,435	2,747
Cash and cash equivalents at beginning of period	16,775	11,497

Cash and cash equivalents at end of period	$18,210	$14,244

Supplemental Cash Flow Information:
Cash paid for interest	$—	$2

Cash paid for income taxes	$695	$—

See notes to unaudited condensed consolidated financial statements.

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements

1. BUSINESS AND BASIS OF PRESENTATION

        These condensed consolidated financial statements present the financial condition and results of operations of Voyager Oil & Gas, Inc. (formerly ante4, Inc. (Note 11)), (the "Company," or "Voyager"), as of the dates and for the periods indicated. On April 16, 2010, the Company, Plains Energy Acquisition, Inc. ("Acquisition Sub") and Plains Energy Investments, Inc. ("the Target Company") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Under the Merger Agreement, Acquisition Sub merged with and into the Target Company, with the Target Company remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the "Merger"). On the Closing Date, the Company filed a Certificate of Amendment with the State of Delaware to change its name from ante4, Inc. to Voyager Oil & Gas, Inc. Going forward, the Company will be a holding company parent of the Target Company, and the Company's business operations following the Merger will be those of the Target Company.

        The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission applicable to interim financial information. Accordingly, certain information normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") has been condensed or omitted. For further information, please refer to the annual audited financial statements of the Company, and the related notes, included in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2010, from which the information as of that date is derived. Subsequent events were evaluated to determine if adjustments to or disclosure in these condensed consolidated financial statements were necessary. Certain reclassifications were made for comparability with the current period presentation, specifically cash equivalents and current investment in debt securities balances.

        In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results for the current interim periods are not necessarily indicative of the results to be expected for the full year. The accounting estimates that require the most significant, difficult and subjective judgments include the:

  •
  valuation of investments in debt securities and put rights;

  •
  valuation of non-marketable equity investments; and

  •
  determination of current and deferred income taxes;

2. NEW ACCOUNTING STANDARDS

        In February 2010, the FASB issued ASU 2010-09, "Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements." ASU 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that an SEC filer disclose the date through which subsequent events have been evaluated. ASC 2010-09 was effective upon issuance. The adoption of this standard had no effect on the Company's results of operations or financial position.

        In April 2010, the FASB issued ASU 2010-13, "Compensation—Stock Compensation (Topic 718)—Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades." ASU 2010-13 provides amendments to Topic

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. NEW ACCOUNTING STANDARDS (Continued)

718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of this standard will not have an effect on the Company's results of operations or financial position.

        From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's financial statements upon adoption.

3. CONTINGENT CONSIDERATION RECEIVABLE

        As a result of a transaction between the Company and Peerless Media Ltd. ("Buyer") during fiscal year 2009, pursuant to which, the Company sold substantially all of its operating assets (the "Transaction"), the Company is entitled to receive, in perpetuity, 5% of gross gaming revenue and 5% of other revenue of the Buyer generated by our former business and assets that was sold to Buyer in the Transaction. Buyer has guaranteed a minimum payment to us of $3 million for such revenue over the three-year period following the closing of the Transaction. The Company prepared a discounted cash flow model to determine an estimated fair value of this portion of the purchase price as of November 2, 2009. This value is recorded on the balance sheet as of January 3, 2010 and remains unchanged on the balance sheet as of April 4, 2010. In connection with the Merger described above, on April 16, 2010 the Company distributed this asset to a wholly-owned subsidiary, ante5, Inc. As soon as is practicable following the Merger, ante5 intends to file a registration statement on Form 10 and an Information Statement with the Securities and Exchange Commission for the purpose of spinning off the ante5 shares from the Company to the stockholders of record of the Company on April 15, 2010.

4. INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS

        As of April 4, 2010, investments in debt securities and put rights consist of the following (in thousands):

Description	Cost	Unrealized Gains/(Losses)		Fair Value
Maturity less than 1 year
Auction rate securities (trading securities)	$3,365	$		$3,365
Put rights (trading securities)	335			335
Corporate bonds (available for sale)	1,714		10	1,724
Certificates of deposit (available for sale)	5,285		6	5,291

	$10,699		$16	$10,715

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS (Continued)

Description	Cost	Unrealized Gains/(Losses)	Fair Value
Maturity 1 year to 5 years
Corporate bonds (available for sale)	$1,827	$(11)	$1,816
Certificates of deposit (available for sale)	962	2	964

	$2,789	$(9)	$2,780

        Investments in debt and other securities that are classified as available for sale or trading securities are the only assets or liabilities that the Company is required to measure at their estimated fair value on a recurring basis. The estimated fair value is determined using inputs from among the three levels of the fair value hierarchy set forth in FASB ASC Topic 820 as follows:

    Level 1 inputs—Unadjusted quoted prices in active markets for identical assets or liabilities, which prices are available at the measurement date.

    Level 2 inputs—Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

    Level 3 inputs—Unobservable inputs that reflect management's estimates about the assumptions that market participants would use in pricing the asset or liability in an orderly market. Management develops these inputs based on the best information available, including internally-developed data and other valuation models.

        In estimating fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. None of the Company's financial instruments are measured based on Level 2 inputs.

        As of April 4, 2010, financial assets that are measured and recorded at fair value on a recurring basis consist of the following (in thousands):

Description	Level 1	Level 3	Total
Corporate bonds	$3,540	$—	$3,540
Certificates of deposit	6,255	—	6,255
Auction rate securities	—	3,365	3,365
Put rights	—	335	335

Total assets at estimated fair value	$9,795	$3,700	$13,495

        For financial assets that utilize Level 1 inputs, the Company utilizes direct observable price quotes in active markets for identical assets. Due to the lack of observable market quotes on the Company's auction rate securities ("ARS") portfolio and related put rights, the Company utilizes valuation models that rely exclusively on Level 3 inputs including those that are based on management's estimates of expected cash flow streams and collateral values, default risk underlying the security, long term broker credit rating, discount rates and overall capital market liquidity. The valuation of the Company's ARS

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS (Continued)

portfolio and related put rights is subject to uncertainties that are difficult to predict. Factors that may affect the estimated fair value include changes to credit ratings of ARS as well as to the assets collateralizing the securities, rates of default of the underlying assets and collateral value, broker default risk, discount rates, and evolving market conditions affecting the liquidity of ARS.

        The following table summarizes activity in the Company's ARS portfolio and put rights (in thousands):

Description	ARS	Put Rights	Total
Balance—January 3, 2010	$3,455	$345	$3,800
Change in value of put rights, included in earnings	—	(10)	(10)
Change in value of ARS portfolio, included in earnings	10	—	10
Settlements, net of purchases	(100)	—	(100)

Balance—April 4, 2010	$3,365	$335	$3,700

        In November 2008, the Company accepted an offer from UBS AG ("UBS") that created new rights and obligations related to the ARS portfolio (the "Put Rights"). The Put Rights permit the Company to require UBS to purchase the ARS at par value, at any time during the period of June 30, 2010 through July 2, 2012. UBS also has the right, in its discretion, to purchase or sell the ARS at any time until July 2, 2012, so long as par value is received. The Company expects to sell the ARS under the Put Rights. However, if the Put Rights are not exercised before July 2, 2012 they will expire and UBS will have no further obligation to buy the ARS.

        UBS's obligations under the Put Rights are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the Put Rights. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the Put Rights and UBS's obligations are not guaranteed by any other party.

        The Put Rights represent an asset that is separate from the ARS. The Company initially recorded $605,000 as the fair value of the Put Rights asset in interest income. The Company also elected to measure the Put Rights at fair value under FASB ASC Topic 825, which permits an entity to elect the fair value option for recognized financial assets. As a result, unrealized gains and losses are included in interest income and the value of the Put Rights decreased by $10,000 in the three months ended April 4, 2010. The Company did not elect the fair value option for its other financial assets and liabilities.

        In connection with the acceptance of the UBS offer in November 2008, the Company transferred the ARS from investments available-for-sale to trading securities in accordance with ASC 320. The transfer to trading securities reflects management's intent to exercise the Put Rights during the period June 30, 2010 to July 3, 2012. Prior to the agreement with UBS, the Company's intent was to hold the ARS until the market recovered. At the time of transfer, the $605,000 unrealized loss on ARS was included in accumulated other comprehensive gain (loss). Upon transfer to trading securities, the Company recognized a $605,000 reduction in interest income. Unrealized gains and losses are included in interest income and the value of the ARS portfolio increased by $10,000 in the three months ended

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS (Continued)

April 4, 2010. Prior to accepting the UBS offer, the ARS were recorded as investments available-for-sale.

        UBS provided the Company with a line of credit, secured by ARS held by UBS, equal to 75% of the estimated fair value of the ARS. The Company borrowed $2,661,000 under the line of credit from UBS in February 2009. Interest is charged at the actual interest rate earned by the ARS. The line of credit is due upon demand. At April 4, 2010, $2,436,000 was outstanding under the line of credit, with an additional $88,000 remaining credit available to the Company under the line of credit.

5. FAIR VALUES OF FINANCIAL INSTRUMENTS

        The carrying amount of cash equivalents approximates fair value as measured using level 1 inputs due to the short period of time to maturity and observable inputs in active markets. Investments in debt securities and put rights are measured and recorded at fair value on a recurring basis and information about these investments is in Note 4. The fair value of the Company's line of credit is not practicable to estimate because the line of credit, the ARS collateral, the Put Rights and the settlement of certain litigation rights are all interrelated and result from a settlement by UBS with regulators, attorneys general and others.

        As of April 4, 2010, the estimated fair values of financial instruments are as follows (in thousands):

	Carrying Amount	Fair Value
Cash equivalents	$18,060	$18,060
Investments in debt securities and put rights	13,495	13,495
Line of credit	(2,436)	Not estimated

6. SHARE-BASED COMPENSATION

        All stock option expense was recorded as of January 4, 2010 resulting from the acceleration of all options from the asset sale to Peerless Media, as well as the cancellation of unvested CEO stock options on January 1, 2010. The following table summarizes stock option activity during the three months ended April 4, 2010:

		Number of Common Shares
	Options outstanding	Exercisable	Weighted ave. exercise price
Balances at January 3, 2010	324,666	324,666	$3.53
Granted	—	—	—
Forfeited/exchanged	(26,666)	(26,666)	2.21
Exercised	(29,000)	(29,000)	0.37

Balances at April 4, 2010	269,000	269,000	$3.12

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

7. INCOME TAXES

        Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company does not expect to pay any federal or state income tax for 2010 as a result of the losses recorded during the quarter ended April 4, 2010 as well as additional losses expected for the remainder of 2010. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is "more likely than not" that some component or all of the benefits of deferred tax assets will not be realized. As of April 4, 2010, the Company maintains a full valuation allowance for all deferred tax assets. Based on these requirements no provision for income taxes has been recorded for the period ended April 4, 2010. There were no recorded unrecognized tax benefits at the end of the reporting period.

8. NET EARNINGS (LOSS) PER COMMON SHARE

        Basic net earnings/(loss) per common share is calculated by dividing net earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by adjusting weighted-average outstanding shares, assuming the conversion of all potentially dilutive stock options and awards (common stock equivalents). However, common stock equivalents are not used to calculate diluted per share amounts for loss periods because the effect would be anti-dilutive. The Company excluded 269,000 and 1,784,000 outstanding stock options for the three months ended April 4, 2010 and March 29, 2009, respectively, from the calculation of diluted net loss per common share because they are considered anti-dilutive.

9. CONTINGENCIES

        The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes they are not likely to have a material adverse effect upon the Company's financial position or results of operations and, accordingly, no provision for loss has been recorded.

10. SEGMENT INFORMATION

        As a result of the sale described in Note 3, there is no operating segment activity to report for the three months ended April 4, 2010 as there are no operating segments. The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating results are evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. SEGMENT INFORMATION (Continued)

Three months ended March 29, 2009 (in thousands):

		WPT Online
	WPT Studios			WPT Global Marketing
		Gaming	Non-gaming		Corporate	Total
Revenues:
Television	$3,565	$—	$—	$—	$—	$3,565
Product licensing	—	—	—	678	—	678
Online gaming	—	136	—	—	—	136
Event hosting and sponsorship	350	—	—	223	—	573
Other	—	—	544	31	—	575

	3,915	136	544	932	—	5,527
Cost of revenues	1,689	—	297	79	—	2,065
Gross profit	2,226	136	247	853	—	3,462
Total assets(1)	3,089	60	782	560	21,451	25,942
Depreciation and amortization(1)	75	—	73	—	46	194

(1)
The total excludes $72 of total assets and $8 of depreciation and amortization for discontinued WPT China operations.

        Revenues attributed to domestic and international operations were $3.3 million and $2.2 million, respectively.

11. SUBSEQUENT EVENTS

        On April 16, 2010, the Company, Acquisition Sub and the Target Company entered into the Merger Agreement. Under the Merger Agreement, Acquisition Sub merged with and into the Target Company, with the Target Company remaining as the surviving corporation and a wholly-owned subsidiary of the Company. On the Closing Date, the Company filed a Certificate of Amendment with the State of Delaware to change its name from ante4, Inc. to Voyager Oil & Gas, Inc. Going forward, Voyager will be a holding company parent of the Target Company, and Voyager's business operations following the Merger will be those of the Target Company.

VOYAGER OIL & GAS, INC. (formerly ante4, Inc.)

(Formerly ante4, Inc.)

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. SUBSEQUENT EVENTS (Continued)

        The following table summarizes the fair value of assets acquired and liabilities assumed (in thousands):

Assets acquired
Cash	$244
Trade receivables	20
Short-term investments	—
Other current assets	19
Oil and Gas Properties, Full Cost Method	10,004
Other Property and Equipment	22
Less: accumulated depreciation and depletion	(9)

Total assets acquired	10,300
Liabilities assumed
Accounts payable	51
Other current liabilities	3
Due to related parties	1,725

Total fair value of assets and liabilities acquired	$8,521

        On May 7, 2010, the Company acquired assignments of certain oil leases in Williams and McKenzie Counties, North Dakota for a total purchase price of $1,641,891 for approximately 3,298 net acres.

        On April 26, 2010, four holders of the Company's warrants exercised such warrants on a cashless exercise basis. In connection with these exercises the Company issued 2,250,796 shares of Common Stock.

        On May 14, 2010, the Company acquired assignments of certain oil leases in Richland County, Montana for a total purchase price of $2,634,209 for approximately 5,268 net acres.

QuickLinks

  Exhibit 99.1
Voyager Oil & Gas, Inc. (formerly known as ante4, Inc.) 2812 1st Avenue North, Suite 506 P.O. Box 1500 Billings, Montana 59103-1500
ante5, Inc. One Hughes Center Drive, Suite 606 Las Vegas, Nevada 89169
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF
SUMMARY
BUSINESS
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE SPIN-OFF
UNAUDITED PRO FORMA FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
INDEMNIFICATION OF DIRECTORS AND OFFICERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF ANTE4, INC. (NOW KNOWN AS VOYAGER OIL & GAS, INC.)
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM ON FINANCIAL STATEMENTS
ANTE4, INC. (formerly WPT Enterprises, Inc.) Consolidated Balance Sheets
ANTE4, INC. (formerly WPT Enterprises, Inc.) Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss)
ANTE4, INC. (formerly WPT Enterprises, Inc.) Consolidated Statements of Stockholders' Equity Years Ended December 28, 2008, and January 3, 2010
ANTE4, INC. (formerly WPT Enterprises, Inc.) Consolidated Statements of Cash Flows
ANTE4, INC. (formerly WPT Enterprises, Inc.) Notes to Consolidated Financial Statements
VOYAGER OIL & GAS, INC. (formerly ante4, Inc.) CONDENSED CONSOLIDATED BALANCE SHEETS AS OF APRIL 4, 2010 (UNAUDITED) AND JANUARY 3, 2010
VOYAGER OIL & GAS, INC. (formerly ante4, Inc.) UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS (LOSS) AND COMPREHENSIVE EARNINGS (LOSS) FOR THE THREE MONTHS ENDED APRIL 4, 2010 AND MARCH 29, 2009
VOYAGER OIL & GAS, INC. (formerly ante4, Inc.) UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED APRIL 4, 2010 AND MARCH 29, 2009
VOYAGER OIL & GAS, INC. (formerly ante4, Inc.) (Formerly ante4, Inc.) Notes to Unaudited Condensed Consolidated Financial Statements